                                                          Pursuant to Rule 424B2
                                                      Registration No. 333-51932

          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 21, 2004

                               20,000,000 SHARES

                               (CMS ENERGY LOGO)

                                  COMMON STOCK
                             ---------------------

     We are offering 20,000,000 shares of our common stock. Our common stock is listed on The New York Stock Exchange under the symbol "CMS." The last reported sale price on March 30, 2005 was $12.50 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-13 OF THIS PROSPECTUS SUPPLEMENT.

                                                                          UNDERWRITING
                                                             PRICE TO     DISCOUNTS AND     PROCEEDS
                                                              PUBLIC       COMMISSIONS       TO CMS
                                                           ------------   -------------   ------------
Per Share................................................  $    12.2500    $   0.4288     $    11.8212
Total....................................................  $245,000,000    $8,576,000     $236,424,000

     We have granted the underwriters a 30-day option to purchase up to 3,000,000 additional shares of our common stock on the same terms and conditions as set forth above to cover over-allotments, if any.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The underwriters expect to deliver the shares of common stock to purchasers on or about April 5, 2005.

                             ---------------------

                          Joint Book-Running Managers

CITIGROUP                                                               JPMORGAN
DEUTSCHE BANK SECURITIES                                     WACHOVIA SECURITIES
                             ---------------------
                                  CO-MANAGERS

                              GOLDMAN, SACHS & CO.
     KEYBANC CAPITAL MARKETS                        WELLS FARGO SECURITIES

            The date of this prospectus supplement is March 30, 2005

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT

ABOUT THIS PROSPECTUS SUPPLEMENT............................   S-2
WHERE TO FIND MORE INFORMATION..............................   S-3
FORWARD-LOOKING STATEMENTS AND INFORMATION..................   S-5
SUMMARY.....................................................   S-7
RISK FACTORS................................................  S-13
USE OF PROCEEDS.............................................  S-24
PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND POLICY.........  S-24
TRANSFER AGENT..............................................  S-24
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S.
  STOCKHOLDERS..............................................  S-24
UNDERWRITING................................................  S-27
LEGAL OPINIONS..............................................  S-29
EXPERTS.....................................................  S-29
                            PROSPECTUS
SUMMARY.....................................................     2
WHERE TO FIND MORE INFORMATION..............................     2
CMS ENERGY CORPORATION......................................     4
CMS ENERGY TRUSTS...........................................     4
RISK FACTORS................................................     5
USE OF PROCEEDS.............................................     6
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
  COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS...........     6
DESCRIPTION OF SECURITIES...................................     6
EFFECT OF OBLIGATIONS UNDER THE DEBT SECURITIES AND THE
  GUARANTEES................................................    23
PLAN OF DISTRIBUTION........................................    27
LEGAL OPINIONS..............................................    30
EXPERTS.....................................................    30

                             ---------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                             ---------------------

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which contains a description of the securities registered by us. To the extent there is a conflict between the information contained or incorporated by reference in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control.

     This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") using a "shelf" registration process. Under the registration statement, we may sell securities, including common stock, up to a dollar amount of $2,000,000,000, of which this offering is a part.

                         WHERE TO FIND MORE INFORMATION

     We file reports, proxy statements and other information with the SEC under File No. 1-9513. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at The New York Stock Exchange, 20 Broad Street, New York, New York 10005. You can find additional information about us, including our Annual Report on Form 10-K for the year ended December 31, 2004, on our web site at http://www.cmsenergy.com. The information on this web site is not a part of this prospectus supplement and accompanying prospectus.

     We have securities listed on The New York Stock Exchange ("NYSE"). You can inspect and copy reports and other information about us at the NYSE's offices at 20 Broad Street, New York, New York 10005.

     We are "incorporating by reference" information into this prospectus supplement and accompanying prospectus. This means that we are disclosing important information to you when we refer you to another document that we filed separately with the SEC. Information incorporated by reference is considered to be part of this prospectus supplement and accompanying prospectus, unless the information is updated by information in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus incorporate by reference the documents listed below. We encourage you to read these additional documents because these documents contain important information about us and our finances.

     - Annual Report on Form 10-K for the year ended December 31, 2004 filed on March 10, 2005

     - Current Reports on Form 8-K filed on January 12, 2005, January 14, 2005, January 20, 2005 January 27, 2005 and March 30, 2005 and Current Report on Form 8-K/A filed on February 28, 2005

     The documents we have filed with the SEC after the date of this prospectus supplement and accompanying prospectus and prior to the termination of the offering made by this prospectus supplement and accompanying prospectus are also incorporated by reference into this prospectus supplement and accompanying prospectus. Any statement contained in such document will be deemed to be modified or superseded for purposes of this prospectus supplement and accompanying prospectus to the extent that a statement contained in this prospectus supplement and accompanying prospectus or any other subsequently filed document modifies or supersedes such statement.

     This prospectus supplement and the accompanying prospectus do not contain all of the information found in the offering registration statement including various exhibits and schedules. We are incorporating by reference the offering registration statement.

     We will provide, upon your oral or written request, a copy of any or all of the information that has been incorporated by reference into this prospectus supplement and accompanying prospectus but not delivered with this prospectus supplement and accompanying prospectus.

     You may request copies of these filings, including the registration statement, at no cost, by writing or telephoning CMS Energy at the following address:

        CMS Energy Corporation
        Attn: Office of the Secretary
        One Energy Plaza
        Jackson, Michigan 49201
        Telephone: (517) 788-0531

                   FORWARD-LOOKING STATEMENTS AND INFORMATION

     This prospectus supplement and the accompanying prospectus contain forward-looking statements as defined in Rule 175 under the Securities Act of 1933, as amended (the "SECURITIES ACT") and Rule 3b-6 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and relevant legal decisions. Our intention with the use of such words as "may," "could," "anticipates," "believes," "estimates," "expects," "intends," "plans" and other similar words is to identify forward-looking statements that involve risk and uncertainty. We designed this discussion of potential risks and uncertainties to highlight important factors that may impact our business and financial outlook. We have no obligation to update or revise forward-looking statements regardless of whether new information, future events or any other factors affect the information contained in the statements. These forward-looking statements are subject to various factors that could cause our actual results to differ materially from the results anticipated in these statements. Such factors include our inability to predict and/or control:

     - capital and financial market conditions, including the price of our common stock and the effect of such market conditions on our pension plan, interest rates and access to the capital markets as well as availability of financing to us, to Consumers Energy Company ("CONSUMERS"), our wholly owned subsidiary, or to any of our affiliates and to the energy industry;

     - market perception of the energy industry, us and Consumers or any of our affiliates;

     - our and Consumers' or any of our affiliates' credit ratings;

     - currency fluctuations, transfer restrictions and exchange controls;

     - factors affecting utility and diversified energy operations such as unusual weather conditions, catastrophic weather-related damage, unscheduled generation outages, maintenance or repairs, environmental incidents or electric transmission or gas pipeline system constraints;

     - international, national, regional and local economic, competitive and regulatory policies, conditions and developments;

     - adverse regulatory or legal decisions, including those related to environmental laws and regulations, and potential environmental remediation costs associated with such decisions;

     - potentially adverse regulatory treatment and/or regulatory lag concerning a number of significant questions presently before the Michigan Public Service Commission ("MPSC") relating to the Michigan Customer Choice and Electricity Reliability Act of 2000 (the "CUSTOMER CHOICE ACT"), including:

      - recovery of future stranded costs incurred due to customers choosing alternative energy suppliers;

      - recovery of Clean Air Act costs and other environmental and safety-related expenditures;

      - timely recovery of power supply and natural gas supply costs when oil prices and other fuel prices are rapidly increasing;

      - timely recognition in rates of additional equity investments in Consumers; and

      - adequate and timely recovery of additional electric and gas rate-based expenditures;

     - the impact of adverse natural gas prices on the Midland Cogeneration Venture Limited Partnership (the "MCV PARTNERSHIP") investment, and regulatory decisions that limit our recovery of capacity and fixed energy payments;

     - federal regulation of electric sales and transmission of electricity, including periodic re-examination by federal regulators of the market-based sales authorizations under which our subsidiaries participate in wholesale power markets without price restrictions;

     - energy markets, including the timing and extent of changes in commodity prices for oil, coal, natural gas, natural gas liquids, electricity and certain related products due to lower or higher demand, shortages, transportation problems or other developments;

     - potential for the Midwest energy market, an energy market developed by the Midwest Independent System Operator to provide day-ahead and real-time market information and centralized dispatch for market participants, scheduled to begin April 1, 2005, to develop into an active energy market in the State of Michigan, which may lead us to account for electric capacity and energy contracts with the MCV Partnership and other independent power producers as derivatives;

     - the generally accepted accounting principles requirement that we utilize mark-to-market accounting on certain of our energy commodity contracts and interest rate swaps, which may have, in any given period, a significant positive or negative effect on earnings that could change dramatically or be eliminated in subsequent periods and could add to earnings volatility;

     - potential disruption, expropriation or interruption of facilities or operations due to accidents, war, terrorism or changing political conditions and the ability to obtain or maintain insurance coverage for such events;

     - nuclear power plant performance, decommissioning, policies, procedures, incidents and regulation, including the availability of spent nuclear fuel storage;

     - technological developments in energy production, delivery and usage;

     - achievement of capital expenditure and operating expense goals;

     - changes in financial or regulatory accounting principles or policies;

     - outcome, cost and other effects of legal and administrative proceedings, settlements, investigations and claims, including particularly claims, damages and fines resulting from round-trip trading and inaccurate commodity price reporting, including investigations by the United States Department of Justice regarding round-trip trading and price reporting;

     - limitations on our ability to influence the development, operation or financing of projects in which our subsidiaries have a minority interest;

     - disruptions in the normal commercial insurance and surety bond markets that may increase costs or reduce traditional insurance coverage, particularly terrorism and sabotage insurance and performance bonds;

     - the efficient sale of non-strategic or under-performing domestic or international assets and discontinuation of certain operations;

     - other business or investment considerations that may be disclosed from time to time in our or Consumers' SEC filings or in other publicly issued written documents;

     - other uncertainties that are difficult to predict, and many of which are beyond our control; and

     - the factors identified under "Risk Factors" beginning on page S-13.

     These are important factors, but not necessarily all of the important factors, that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, us or our subsidiaries.

                                    SUMMARY

     This summary may not contain all the information that may be important to you. You should read this prospectus supplement and the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus in their entirety before making an investment decision. The terms "CMS," "CMS ENERGY," "OUR," "US" and "WE" as used in this prospectus supplement and the accompanying prospectus refer to CMS Energy Corporation and its subsidiaries as a combined entity, except where it is made clear that such term means only CMS Energy Corporation.

     In this document, "BCF" means billion cubic feet and "MW" means megawatts.

                             CMS ENERGY CORPORATION

     CMS Energy was formed in Michigan in 1987 and is an energy holding company operating through subsidiaries in the United States and in selected markets around the world. Its two principal wholly-owned subsidiaries are Consumers and CMS Enterprises Company ("ENTERPRISES"). Consumers is a public utility that provides natural gas and/or electricity to almost 6.5 million of Michigan's 10 million residents and serves customers in all 68 counties in Michigan's Lower Peninsula. Enterprises, through subsidiaries, affiliates and equity investments, is engaged in diversified energy businesses in the United States and in selected international markets.

     Our assets and services include: electric and natural gas utility operations; independent power production; natural gas transmission, storage and processing; and international energy distribution. Our principal businesses are:

     - Consumers' electric utility, which owns and operates 30 electric generating plants with an aggregate of 6,437 MW of capacity and serves
       1.77 million customers in Michigan's Lower Peninsula;

     - Consumers' gas utility, which owns and operates 27,398 miles of transmission and distribution lines throughout the Lower Peninsula of Michigan, providing natural gas to 1.69 million customers;

     - CMS Generation Co., a wholly-owned subsidiary of Enterprises, that has ownership interests in operating power plants totaling 8,219 gross MW (3,455 net MW) throughout the United States and abroad. The plants are located in the U.S., Argentina, Chile, Ghana, India, Jamaica, Morocco and the United Arab Emirates. At December 31, 2004, additional plants totaling approximately 322 gross MW (69 net MW) were under construction or in advanced stages of development. These plants include the Saudi Petrochemical Company power plant, which is under construction in the Kingdom of Saudi Arabia; and

     - CMS Gas Transmission Company, a wholly-owned subsidiary of Enterprises that owns an interest in and operates natural gas pipelines in various locations in North America (aggregating 265 miles) and South America (aggregating 4,331 miles). The pipelines are located in the U.S., Argentina and Chile. It also owns gathering systems and processing facilities.

     In 2004, we had consolidated operating revenue of approximately $5.5 billion.

     Our principal executive offices are located at One Energy Plaza, Jackson, Michigan 49201 and our telephone number is (517) 788-0531.

                              RECENT DEVELOPMENTS

  2004 RESULTS OF OPERATION

YEARS ENDED DECEMBER 31                                    2004       2003        2002
-----------------------                                   ------     -------     -------
                                                                   IN MILLIONS
                                                          (EXCEPT FOR PER SHARE AMOUNTS)
Net Income (Loss) Available to Common Stockholders......  $ 110      $  (44)     $ (650)
Basic Earnings (Loss) Per Share.........................  $0.65      $(0.30)     $(4.68)
Diluted Earnings (Loss) Per Share.......................  $0.64      $(0.30)     $(4.68)

YEARS ENDED DECEMBER 31             2004    2003    CHANGE     2003    2002    CHANGE
-----------------------             -----   -----   ------     -----   -----   ------
                                                       IN MILLIONS
Electric Utility..................  $ 223   $ 167    $ 56      $ 167   $ 264    $(97)
Gas Utility.......................     71      38      33         38      46      (8)
Enterprises.......................     19       8      11          8    (419)    427
Corporate Interest and Other......   (197)   (256)     59       (256)   (285)     29
Discontinued Operations...........     (4)     23     (27)        23    (274)    297
Accounting Changes................     (2)    (24)     22        (24)     18     (42)
                                    -----   -----    ----      -----   -----    ----
Net Income (Loss) Available to
  Common Stockholders.............  $ 110   $ (44)   $154      $ (44)  $(650)   $606
                                    =====   =====    ====      =====   =====    ====

  2004 COMPARED TO 2003:

     For the year ended December 31, 2004, our net income available to common stockholders was $110 million, compared to a net loss available to common stockholders of $44 million for the year ended December 31, 2003. The improvement reflects the increased earnings from our utility due in large part to rulings from the MPSC. The increase also reflects our continued commitment to cost management, the continued reduction of debt at our parent company, lower interest expense from refinanced debt and benefits from recent tax legislation. This improvement was offset partially by increased impairment charges as we continued to dispose of certain businesses that are not strategic to us. Net income was also reduced by an environmental remediation charge related to our involvement in Bay Harbor. See "Risk Factors -- Risks Related to CMS
Energy -- We cannot predict the outcome of claims regarding our participation in the development of Bay Harbor or other litigation in which substantial monetary claims are involved."

     Specific increases to net income available to common stockholders are:

     - a $56 million increase in net income at our electric utility as favorable treatment of depreciation and interest under the Customer Choice Act and reduced pension and benefit costs more than offset the effects of milder weather, reduced tariff revenues equivalent to the Big Rock point nuclear power plant nuclear decommissioning surcharge and customers choosing alternative electric suppliers;

     - a $56 million net reduction in corporate interest expense;

     - a $35 million net gain from the 2004 sales of our Parmelia business and our interest in Goldfields, both of which are Australian gas pipeline businesses;

     - a $33 million increase in net income at our gas utility resulting from favorable impacts of MPSC rate orders, reduced pension and benefit costs outpacing increased interest costs and the effects of milder weather;

     - a $21 million income tax benefit recorded at Enterprises resulting from the American Jobs Creation Act of 2004;

     - a $20 million net reduction in operating and maintenance expenses at Enterprises resulting from a reduction in expenses at CMS Energy Resource Management Company (formerly known as CMS Marketing, Services and Trading Company) ("CMS ERM"), which sold its non-essential business segments and moved its headquarters from Houston, Texas to Jackson, Michigan in 2003;

     - a $5 million net reduction in debt retirement charges;

     - a $22 million reduction in charges related to changes in accounting; and

     - the absence in 2004 of a $34 million deferred tax asset valuation reserve established in 2003.

     These increases were offset partially by:

     - a $36 million increase in net asset impairment charges;

     - a $29 million net environmental remediation charge associated with our involvement in Bay Harbor;

     - a $10 million increase in the declaration and payment of CMS Energy preferred dividends;

     - the absence in 2004 of $30 million of Michigan single business tax refunds received in 2003; and

     - the absence in 2004 of $23 million in gains in discontinued operations recorded in 2003.

  2003 COMPARED TO 2002:

     For the year ended December 31, 2003, our net loss available to common stockholders was $44 million, compared to a net loss available to common stockholders of $650 million for the year ended December 31, 2002. The improvement reflects the absence of impairment charges from businesses that were not strategic to us, reduced corporate debt and increased earnings from equity method investments. These improvements were offset partially by lower earnings at our electric utility, a net settlement and curtailment loss related to our employee benefit plans and changes in accounting.

     Specific increases to net income available to common stockholders are:

     - the absence in 2003 of $379 million of net goodwill impairments associated with discontinued operations recorded in 2002;

     - a $427 million increase in net income at Enterprises, primarily due to a significant reduction in asset impairment charges and increased earnings from equity investments;

     - $30 million of Michigan single business tax refunds; and

     - a $25 million net reduction in corporate interest.

     These increases were offset partially by:

     - a $97 million reduction in net income from our electric utility due to the impact of milder weather on electric deliveries, higher pension expense, greater depreciation and amortization expense and customers choosing alternative electric suppliers;

     - a $48 million net settlement and curtailment charge related to a large number of employees retiring and exiting our employee benefit plans;

     - a $44 million net loss on the sale of Panhandle Eastern Pipe Line Company and its subsidiaries;

     - a $34 million deferred tax asset valuation reserve established in 2003;

     - a $24 million charge related to changes in accounting primarily due to energy trading contracts that did not meet the definition of a derivative; and

     - an $8 million decrease in net income at our gas utility primarily due to increased pension and benefit expense, greater depreciation expense and higher average debt levels, offset partially by the favorable impact of an MPSC rate order.

                                  THE OFFERING

Shares offered................   20,000,000 shares of CMS Energy common stock
                                 ($0.01 par value)

Over-allotments...............   If the underwriters sell more shares than the
                                 total number set forth above, the underwriters have an option to buy up to an additional
                                 3,000,000 shares from us to cover such sales.
                                 The underwriters may exercise that option within 30 days of the date of this prospectus supplement. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportions as set forth in the table found in "Underwriting."

CMS Energy common stock
outstanding as of March 30,
2005 (before giving effect to
this offering)................   195,563,462 shares

Pro forma shares of CMS Energy
common stock outstanding after
giving effect to this
offering......................   215,563,462 shares

Voting Rights.................   Holders of our common stock are entitled to one
                                 vote for each share of common stock held.

Risks.........................   Your investment in our common stock will
                                 involve risks. You should carefully consider the discussion of risks in "Risk Factors" beginning on page S-13 of this prospectus supplement and the other information in this prospectus supplement and the accompanying prospectus, including our cautionary statements regarding "forward-looking statements," before deciding whether an investment in our common stock is suitable for you.

NYSE Symbol...................   CMS. The shares of common stock offered hereby
                                 have been authorized for listing on NYSE, subject to official notice of issuance.

Use of Proceeds...............   We intend to use the net proceeds of this
                                 offering to make capital infusions into
                                 Consumers and for general corporate purposes.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data for the fiscal years ended December 31, 2000 through December 31, 2004 have been derived from our audited consolidated financial statements, which have been audited by Ernst & Young LLP, independent registered public accounting firm, except for amounts included from the financial statements of the MCV Partnership and Jorf Lasfar Energy Company S.C.A. ("JORF LASFAR"). The MCV Partnership is a 49% owned variable interest entity which has been consolidated in 2004 pursuant to Revised FASB Interpretation No. 46 and accounted for under the equity method of accounting through December 31, 2003, and which was audited by another independent registered public accounting firm (the other auditors for 2001 and 2000 have ceased operations). Jorf Lasfar represents an investment accounted for under the equity method of accounting, which was audited by another independent registered public accounting firm. Please refer to our Form 10-K for the fiscal year ended December 31, 2004, which is incorporated by reference herein. The financial information set forth below should be read in conjunction with our consolidated financial statements, related notes and other financial information that are incorporated by reference herein. See "Where To Find More Information."

                                                                           YEAR ENDED DECEMBER 31,
                                                              --------------------------------------------------
                                                               2004      2003       2002       2001       2000
                                                              -------   -------    -------    -------    -------
                                                                             (DOLLARS IN MILLIONS
                                                                          EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Operating revenue...........................................  $ 5,472   $ 5,513    $ 8,673    $ 8,006    $ 6,623
Earnings from equity method investees.......................      115       164         92        172        213
Operating expenses..........................................    4,994     5,082      8,690      8,027      6,342
Operating income............................................      593       595         75        151        494
Income (loss) from continuing operations....................      127       (42)      (394)      (327)       (85)
Net income (loss) available to common stockholders..........  $   110   $   (44)   $  (650)   $  (459)   $     5
Earnings per average common share:
Income (loss) from continuing operations
  Basic.....................................................  $  0.68   $ (0.30)   $ (2.84)   $ (2.50)   $ (0.76)
Income (loss) from continuing operations
  Diluted...................................................     0.67     (0.30)     (2.84)     (2.50)     (0.76)
Cumulative effect of change in accounting
  Basic.....................................................    (0.01)    (0.16)      0.13      (0.03)        --
Cumulative effect of change in accounting
  Diluted...................................................    (0.01)    (0.16)      0.13      (0.03)        --
CMS Energy Basic Net Income (Loss) attributable to common
  stock.....................................................     0.65     (0.30)     (4.68)     (3.51)      0.04
CMS Energy Diluted Net Income (Loss) attributable to common
  stock.....................................................     0.64     (0.30)     (4.68)     (3.51)      0.04
Dividends declared per average common share.................  $    --   $    --    $  1.09    $  1.46    $  1.46
BALANCE SHEET DATA:
Cash and cash equivalents at cost, which approximates
  market....................................................  $   669   $   532    $   351    $   123    $   143
Restricted cash.............................................       56       201         38          4         --
Net plant and property(a)...................................    8,636     6,890      6,103      6,703      6,316
Total assets................................................   15,872    13,838     14,781     17,633     17,801
Long-term debt, excluding current maturities(a).............    6,444     6,020      5,357      5,842      6,052
Long-term debt -- related parties, excluding current
  maturities................................................      504       684         --         --         --
Non-current portion of capital and finance lease
  obligations...............................................      315        58        116         71         49
Notes payable...............................................       --        --        458        416        403
Other liabilities...........................................    5,499     5,113      6,807      8,012      7,705
Minority interests..........................................      733        73         38         43         82
Company-obligated mandatorily redeemable trust preferred
  securities of subsidiaries(b).............................       --        --        393        694        694
Company obligated trust preferred securities of Consumers'
  subsidiaries(b)...........................................       --        --        490        520        395
Preferred stock.............................................      261       261         --         --         --
Preferred stock of subsidiary...............................       44        44         44         44         44
Common stockholders' equity.................................    2,072     1,585      1,078      1,991      2,377

                                                                           YEAR ENDED DECEMBER 31,
                                                              --------------------------------------------------
                                                               2004      2003       2002       2001       2000
                                                              -------   -------    -------    -------    -------
                                                                            (DOLLARS IN MILLIONS)
OTHER DATA:
Cash Flow:
Provided by (Used in) operating activities..................  $   398   $  (250)   $   614    $   372    $   600
Provided by (Used in) investing activities..................     (392)      203        829     (1,349)    (1,220)
Provided by (Used in) financing activities..................      (43)      229     (1,223)       967        629
Ratio of earnings to fixed charges(c).......................     1.12        --(d)      --(e)      --(f)      --(g)

---------------

(a) Under revised FASB Interpretation No. 46 "Consolidation of Variable Interest Entities," we are the primary beneficiary of the MCV Partnership and the First Midland Limited Partnership. As a result, we have consolidated their assets, liabilities and activities into our financial statements for the year ended December 31, 2004. These partnerships had third-party obligations totaling $582 million at December 31, 2004. Property, plant and equipment serving as collateral for these obligations had a carrying value of $1.426 billion at December 31, 2004.

(b) CMS Energy and Consumers each formed various statutory wholly-owned business trusts for the sole purpose of issuing preferred securities and lending the gross proceeds to the parent companies. The sole assets of the trusts are debentures of the parent company with terms similar to those of the preferred securities. As a result of the adoption of FASB Interpretation No. 46 on December 31, 2003, we deconsolidated the trusts that hold the mandatorily redeemable trust preferred securities. Therefore, $490 million, previously reported by us as Company-obligated mandatorily redeemable trust preferred securities of subsidiaries, plus $16 million owed to the trusts and previously eliminated in consolidation, has been included in the balance sheet as Long-term debt -- related parties and Current portion of long-term debt -- related parties. Additionally, $173 million, previously reported by us as Company-obligated convertible trust preferred securities of subsidiaries, plus $5 million owed to the trusts and previously eliminated in consolidation, has been included in the balance sheet as Long-term debt -- related parties and Current portion of long-term debt -- related parties.

(c) For the purpose of computing the ratio, earnings represents the sum of income from continuing operations before income taxes and income from equity method investees, net interest charges and preferred dividends of subsidiary, the estimated interest portion of lease rentals and distributed income of equity method investees.

(d) For the year ended December 31, 2003, fixed charges exceeded earnings by $34 million. Earnings as defined include $95 million of asset impairment charges.

(e) For the year ended December 31, 2002, fixed charges exceeded earnings by $488 million. Earnings as defined include $602 million of asset impairment charges.

(f) For the year ended December 31, 2001, fixed charges exceeded earnings by $395 million. Earnings as defined include $323 million of asset impairment charges.

(g) For the year ended December 31, 2000, fixed charges exceeded earnings by $220 million. Earnings as defined include a $329 million pretax impairment loss on the Loy Yang investment.

                                  RISK FACTORS

     Before purchasing any of our securities offered by this prospectus supplement and the accompanying prospectus, you should carefully consider the following risk factors, as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

RISKS RELATED TO CMS ENERGY

  WE HAVE SUBSTANTIAL INDEBTEDNESS THAT COULD LIMIT OUR FINANCIAL FLEXIBILITY.

     As of December 31, 2004, we had outstanding approximately $2.6 billion aggregate principal amount of indebtedness, including approximately $178 million of subordinated indebtedness relating to our convertible preferred securities but excluding approximately $5.1 billion of indebtedness of our subsidiaries. In August 2004, we entered into the Fifth Amended and Restated Credit Agreement in the amount of approximately $300 million. As of March 15, 2005, there were approximately $105 million of letters of credit outstanding under the Fifth Amended and Restated Credit Agreement. We and our subsidiaries may incur additional indebtedness in the future.

     The level of our present and future indebtedness could have several important effects on our future operations, including, among others:

     - a significant portion of our cash flow from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes;

     - covenants contained in our existing debt arrangements require us to meet certain financial tests, which may affect our flexibility in planning for, and reacting to, changes in our business;

     - our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate and other purposes may be limited;

     - we may be at a competitive disadvantage to our competitors that are less leveraged; and

     - our vulnerability to adverse economic and industry conditions may increase.

     Our ability to meet our debt service obligations and to reduce our total indebtedness will be dependent upon our future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. We cannot assure you that our business will continue to generate sufficient cash flow from operations to service our indebtedness. If we are unable to generate sufficient cash flow from operations, we may be required to sell additional assets or obtain additional financings. We also plan to refinance a substantial amount of our indebtedness prior to its maturity. We cannot assure you that any such refinancing will be possible or that additional financing will be available on commercially acceptable terms or at all.

     There can be no assurance that the requirements of our existing debt arrangements or other indebtedness will be met in the future. Failure to comply with such covenants may result in a default with respect to the related debt and could lead to acceleration of such debt or any instruments evidencing indebtedness that contain cross-acceleration or cross-default provisions.

     In such a case, there can be no assurance that we would be able to refinance or otherwise repay such indebtedness.

  WE HAVE FINANCING NEEDS AND WE MAY BE UNABLE TO SUCCESSFULLY ACCESS BANK FINANCING OR THE CAPITAL MARKETS AND RECENT CREDIT DOWNGRADES OF A SURETY MAY HAVE A NEGATIVE IMPACT ON OUR LIQUIDITY.

     As of December 31, 2004, CMS Energy had approximately $226 million of debt maturities in 2005 and 2006, excluding debt maturities of Consumers. These maturities included $151 million of general term notes and $75 million of Enterprises subsidiary debt. The $151 million of general term notes outstanding as of December 31, 2004 have been repaid as of the end of February 2005. In addition, we expect to incur significant costs for capital expenditures, including future environmental regulation compliance, especially compliance with clean air laws. See "We could incur significant capital expenditures to comply with environmental standards and face difficulty in recovering these costs on a current basis" below. As of December 31, 2004, we had incurred $525 million in capital expenditures to comply with these regulations and future capital expenditures may total approximately $277 million between 2005 and 2011. Future legislation could also require us to make additional cash contributions to our employee pension and benefit plans. We may also become subject to liquidity demands pursuant to commercial commitments under guarantees, indemnities and letters of credit. After giving effect to recent issuances of securities, along with asset sales, capital markets or bank financing and cash flow from operations, we believe, but can make no assurance, that we will have sufficient liquidity to meet our debt maturities through 2006. Management is actively pursuing plans to refinance debt and to sell assets. There can be no assurances that this business plan will be successful and failure to achieve its goals could have a material adverse effect on our liquidity and operations.

     We continue to explore financing opportunities to supplement our financial plan. These potential opportunities include: refinancing our bank credit facilities; entering into leasing arrangements and/or vendor financing; refinancing and issuing new capital markets debt, preferred stock and/or common equity; and negotiating private placement debt. We cannot guarantee the capital market's acceptance of our securities or predict the impact of factors beyond our control, such as actions of rating agencies. If we are unable to access bank financing or the capital markets to incur or refinance indebtedness, there could be a material adverse effect upon our liquidity and operations.

     Consumers accesses debt and other capital from various sources and carries its own credit ratings. Any downgrade or other event negatively affecting the credit ratings of Consumers could make its cost of borrowing higher or access to funding sources more limited, which in turn could increase the need of CMS Energy to provide liquidity in the form of capital contributions or loans, thus reducing the liquidity and borrowing availability of the consolidated group and our ability to access capital on acceptable terms. Further, any adverse developments relating to Consumers, which provides dividends to us, that result in a lowering of Consumers' credit ratings could have an adverse effect on our credit ratings. We cannot assure you that any of our current ratings or those of our affiliates, including Consumers, will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency.

     Our subsidiary CMS ERM is a party to a certain gas supply contract whose performance is backed by a bond issued by American Home Assurance Co. ("AHA"), a subsidiary of American International Group, Inc. ("AIG"), as a jointly liable surety. AHA currently has a surety obligation of $130 million pursuant to this contract. This amount amortizes monthly. The gas supply contract requires that the surety maintain minimum credit ratings of AA- or better from Standard & Poor's Ratings Group, a division of The McGraw Hill Companies, Inc. ("S&P") and Aa3 or better from Moody's Investors Service, Inc. ("MOODY'S"). On March 30, 2005, the credit ratings of AIG and AHA were downgraded by S&P from AAA to AA+ with negative watch. On March 15, 2005, Moody's placed AIG and AHA on negative watch. At this time, Moody's has not changed the ratings of AIG or AHA from Aaa. We cannot predict whether these ratings will further decline; however, we have several alternatives in the event that AHA no longer meets the minimum rating requirements. These alternatives include obtaining a letter of credit under our existing revolving credit agreement, seeking an alternative letter of credit arrangement or posting available cash as collateral. These alternatives may have a negative impact on our liquidity.

  WE MAY BE ADVERSELY AFFECTED BY REGULATORY INVESTIGATIONS AND LAWSUITS REGARDING "ROUND TRIP" TRADING BY ONE OF OUR SUBSIDIARIES AS WELL AS CIVIL LAWSUITS REGARDING PRICING INFORMATION THAT TWO OF OUR AFFILIATES PROVIDED TO MARKET PUBLICATIONS.

     As a result of round trip trading transactions at CMS Marketing, Services and Trading Company (now known as CMS Energy Resource Management Company) ("CMS MST"), we are under investigation by the United States Department of Justice. We have received subpoenas from U.S. Attorneys' Offices regarding investigations of those trades. CMS Energy and Consumers have also been named in numerous securities class action lawsuits by individuals. The complaints were filed as purported class actions in the United States District Court for the Eastern District of Michigan, by shareholders who allege that they purchased CMS Energy's securities during a purported class period. These cases were later consolidated by the court. The plaintiffs generally seek unspecified damages based on allegations that the defendants violated United States securities laws and regulations by making allegedly false and misleading statements about our business and financial condition, particularly with respect to revenues and expenses recorded in connection with round trip trading by CMS MST. CMS Energy, Consumers and the individual defendants filed motions to dismiss on June 21, 2004. The judge issued an opinion and order dated January 7, 2005, granting the motion to dismiss for Consumers and three of the individual defendants, but denying the motions to dismiss for CMS Energy and the 13 remaining individual defendants.

     In March 2004, the SEC approved a cease-and-desist order settling an administrative action against us relating to round trip trading. The order did not assess a fine and we neither admitted nor denied the order's findings.

     Our Board of Directors has received a demand on behalf of a shareholder of CMS Energy to commence civil actions (i) to remedy alleged breaches of fiduciary duties by CMS Energy officers and directors in connection with round trip trading at CMS MST and (ii) to recover damages sustained by CMS Energy as a result of insider trades alleged to have been made by certain current and former officers of CMS Energy and its subsidiaries. In December 2002, two new directors were appointed to our Board of Directors. A special litigation committee was formed by the Board of Directors in January 2003 to determine whether it is in the best interest of CMS Energy to bring the action demanded by the shareholder. The disinterested members of the Board of Directors appointed the two new directors to serve on the special litigation committee.

     On December 2, 2003, during the continuing review by the special litigation committee, we were served with a derivative complaint filed by the shareholder in the Circuit Court of Jackson County, Michigan in furtherance of his demands.

     We have notified appropriate regulatory and governmental agencies that some employees at CMS MST and CMS Field Services, Inc. (now Cantera Gas Company), a former indirect subsidiary of ours, appeared to have provided inaccurate information regarding natural gas trades to various energy industry publications which compile and report index prices. CMS Energy is cooperating with an ongoing investigation by the United States Department of Justice regarding this matter. On November 25, 2003, the Commodity Futures Trading Commission ("CFTC") issued a settlement order regarding this matter. CMS MST and CMS Field Services, Inc. agreed to pay a fine to the CFTC totaling $16 million. CMS Energy neither admitted nor denied the findings of the CFTC in the settlement order. The CFTC filed a civil injunctive action against two former CMS Field Services, Inc. employees in Oklahoma federal district court on February 1, 2005. The action alleges the two engaged in reporting false natural gas trade information, and the action seeks to enjoin such acts, compel compliance with the Commodities Exchange Act and impose monetary penalties.

     We have also been named as a defendant in various gas industry civil lawsuits regarding inaccurate gas trade reporting that include claims alleging manipulation of natural gas prices and violations of the Commodities Exchange Act and federal and state antitrust laws.

     We cannot predict the outcome of the United States Department of Justice investigations and the lawsuits. It is possible that the outcome in one or more of the investigations or the lawsuits could adversely affect our financial condition, liquidity or results of operations.

  WE MAY BE NEGATIVELY IMPACTED BY THE RESULTS OF AN EMPLOYEE BENEFIT PLAN LAWSUIT.

     We are a defendant, along with Consumers, CMS MST and certain named and unnamed officers and directors, in two lawsuits brought as purported class actions on behalf of participants and beneficiaries of our 401(k) plan. The two cases, filed in July 2002 in the United States District Court for the Eastern District of Michigan, were consolidated by the trial judge and an amended and consolidated complaint has been filed. Plaintiffs allege breaches of fiduciary duties under the Employee Retirement Income Security Act of 1974 ("ERISA") and seek restitution on behalf of the plan with respect to a decline in value of the shares of our common stock held in the plan. The plaintiffs also seek other equitable relief and legal fees. The judge issued an opinion and order dated December 27, 2004 conditionally granting plaintiffs' motion for class certification. A trial date has not been set, but is expected to be no earlier than late in 2005.

     We cannot predict the outcome of the ERISA litigation and it is possible that an adverse outcome in this lawsuit could adversely affect our financial condition, liquidity or results of operations.

  WE CANNOT PREDICT THE OUTCOME OF CLAIMS REGARDING OUR PARTICIPATION IN THE DEVELOPMENT OF BAY HARBOR OR OTHER LITIGATION IN WHICH SUBSTANTIAL MONETARY CLAIMS ARE INVOLVED.

     Certain subsidiaries of CMS Energy participated in the development of Bay Harbor, a residential/commercial real estate project on the site of a discontinued cement and quarry operation near Petoskey, Michigan. As part of the development, which went forward under an agreement with the Michigan Department of Environmental Quality (the "MDEQ"), a golf course was constructed over several abandoned cement kiln dust ("CKD") piles, leftover from the former cement plant operation. Another former CKD area has been converted into a park. Part of the agreement with the MDEQ required the construction of a water collection system to recover seep water from one of the CKD piles. In 2002, CMS Energy sold its interests in Bay Harbor, but retained its obligations under previous environmental indemnifications entered into at the inception of the project.

     From January 2004 to September 2004, the seep collection system was down for maintenance and/or awaiting permission to restart from the City of Petoskey. In September 2004, the MDEQ issued a notice of noncompliance ("NON"), after finding high pH-seep water in Lake Michigan adjacent to the project. The MDEQ also found higher than acceptable levels of heavy metals, including mercury, in the seep water.

     Coincident with the MDEQ inspections, the United States Environmental Protection Agency (the "EPA") also assigned an inspector to the site. In November 2004, the EPA issued a Notice of Potential Liability under the Comprehensive Environmental Response, Compensation, and Liability Act, and initiated discussions with the MDEQ, CMS Energy and other parties, toward arriving at a suitable administrative consent order to address problems at Bay Harbor.

     In February 2005, CMS Energy signed an Administrative Order on Consent ("AOC") with the EPA and the EPA has executed the AOC. Under the AOC, CMS Energy is generally obligated, among other things, to: (i) engage in measures to restrict access to seep areas, install methods to interrupt the flow of seep water to Lake Michigan and take other measures as may be required by the EPA under an approved plan; (ii) investigate and study the extent of hazardous substances at the site, evaluate alternatives to address a long-term remedy and issue a report of the investigation and study; and (iii) within 120 days after EPA approval of the investigation report, enter into an enforceable agreement with the MDEQ to address a long-term remedy under certain criteria set forth in the AOC.

     Several parties have issued demand letters to CMS Energy claiming breach of the indemnification provisions, making requests for payment of their expenses related to the NON and/or claiming damages to property or personal injury with regard to the matter. CMS Energy responded to the indemnification claims by stating that it had not breached its indemnity obligations, it will comply with the indemnities, it has restarted the seep water collection facility and it has responded to the NON. CMS Energy will defend vigorously any property damage and personal injury claims, and has reserved all rights and defenses.

     Based on preliminary studies, CMS Energy has identified several remediation options. The estimated potential capital and near-term expenditures for these options range from $25 million to $40 million, with continuing yearly operating and maintenance expenses ranging from $0.8 million to $1.6 million. Final remediation and resulting claims against third parties for reimbursement of remediation costs could increase or decrease these amounts. CMS Energy has recorded a liability for its obligations associated with this matter in the amount of $45 million, with a resultant charge to its income statement of $29 million, net of deferred income taxes, in the fourth quarter of 2004, reflecting CMS Energy's current best estimate of both the capital and near-term costs as well as the present value of continuing future operating costs.

     An adverse outcome of this matter could, depending on the size of any indemnification obligation or liability under environmental laws, have a potentially significant adverse effect on CMS Energy's financial condition and liquidity and could negatively impact CMS Energy's financial results. CMS Energy cannot predict the ultimate cost or outcome of this matter.

     In addition to the litigation and proceedings discussed above, CMS Energy or various of our subsidiaries are parties in other pending litigation in which substantial monetary damages are sought. These proceedings, certain of which are described in CMS Energy's Annual Report on Form 10-K for the year ended December 31, 2004 -- Notes to Consolidated Financial Statements -- Note 3, include arbitration and litigation relating to the Dearborn Industrial Generation project and claims from various provinces in Argentina for stamp taxes and associated penalties and interest arising from various gas transportation transactions. An adverse outcome in one or more of these cases could, depending on the timing and size of any award and the availability of insurance or reimbursement from third parties, have an adverse effect on our financial condition, liquidity or results of operations.

  REGULATORY CHANGES AND OTHER DEVELOPMENTS HAVE RESULTED AND WILL CONTINUE TO RESULT IN INCREASED COMPETITION IN OUR DOMESTIC ENERGY BUSINESS. GENERALLY, INCREASED COMPETITION THREATENS OUR MARKET SHARE IN CERTAIN SEGMENTS OF OUR BUSINESS AND CAN REDUCE OUR PROFITABILITY.

     Consumers has in the last several years experienced, and expects to continue to experience, a significant increase in competition for generation services with the introduction of retail open access in the State of Michigan. Pursuant to the Customer Choice Act, as of January 1, 2002, all electric customers have the choice of buying electric generation service from an alternative electric supplier. We continue to lose industrial and commercial customers to other electric suppliers. As of March 2005, we had lost 900 MW or 12 percent of our electric generation business to these alternative electric suppliers. We expect the loss to be in the range of 1,000 MW to 1,200 MW by year-end 2005. We cannot predict the total amount of electric supply load that we may lose to competitor suppliers in the future.

  ELECTRIC INDUSTRY REGULATION COULD ADVERSELY AFFECT OUR BUSINESS, INCLUDING OUR ABILITY TO RECOVER OUR COSTS FROM OUR CUSTOMERS.

     Federal and state regulation of electric utilities has changed dramatically in the last two decades and could continue to change over the next several years. These changes could adversely affect our business, financial condition and profitability.

     In June 2000, the Michigan Legislature enacted the Customer Choice Act that became effective June 5, 2000. Pursuant to the Customer Choice Act, residential rates were reduced by five percent and then capped through at least December 31, 2005. Ultimately, the rate cap could extend until December 31, 2013 depending upon whether or not Consumers exceeds the market power supply test established by the legislation (a requirement that Consumers believes itself to be in compliance with at this time). Under circumstances specified in the Customer Choice Act, certain costs can be deferred for future recovery after the expiration of the rate cap period. The rate cap could, however, result in Consumers being unable to collect customer rates sufficient to recover fully its cost of conducting business. Some of these costs may be beyond Consumers' ability to control. In particular, if Consumers needs to purchase power supply from wholesale suppliers during the period when retail rates are frozen or capped, the rate restrictions imposed by the Customer Choice Act may make it impossible for Consumers to recover fully the cost of purchased power and associated transmission costs through the rates it charges its customers. As a result, it is not certain that Consumers can maintain its profit margins in its electric utility business during the period of the rate freeze or rate cap. In 2004, Consumers had a $20 million underrecovery of power supply revenue due to non-recoverable power supply costs related to capped customers.

     Consumers filed an electric rate case with the MPSC in December 2004 for approximately $320 million in rate increases. A final order from the MPSC in Consumers' electric rate case is expected in late 2005. We cannot predict the timing or outcome of the electric rate case.

     There are multiple proceedings pending before the Federal Energy Regulatory Commission ("FERC") involving transmission rates, regional transmission organizations and standard market design for electric bulk power markets and transmission. FERC is also reviewing the standards under which electric utilities are allowed to participate in wholesale power markets without price restrictions. We cannot predict the impact of these electric industry-restructuring proceedings on our financial position, liquidity or results of operations.

  PENDING UTILITY LEGISLATION IN MICHIGAN MAY AFFECT US IN WAYS WE CANNOT
  PREDICT.

     In July 2004, as a result of legislative hearings, several bills were introduced into the Michigan Senate that could change the Customer Choice Act. The proposals include:

     - requiring that all rate classes of regulated utilities be based on cost of service;

     - establishing a defined stranded cost calculation method;

     - allowing customers who stay with or switch to alternative electric suppliers after December 31, 2005 to return to utility services, and requiring them to pay current market rates upon return;

     - establishing reliability standards that all electric suppliers must follow;

     - requiring utilities and alternative electric suppliers to maintain a 15 percent power reserve margin;

     - creating a service charge to fund the Low Income and Energy Efficiency Fund;

     - giving kindergarten through twelfth-grade schools a discount of 10 percent to 20 percent on electric rates; and

     - authorizing a service charge payable by all customers for meeting Clean Air Act requirements.

     This legislation was not enacted before the end of the 2003-2004 legislative session. We anticipate that some or all of the bills may be reintroduced in the 2005-2006 legislative session. Although we do not believe the terms of the proposed bills, if enacted, would have a material adverse effect on our business, the final form of any new utility legislation may differ from the bills proposed in 2004. We cannot predict whether these or other measures will be enacted into law or their potential effect on us.

  OUR ABILITY TO RECOVER CERTAIN REGULATORY ASSETS UNDER SECTION 10D(4) OF THE CUSTOMER CHOICE ACT MAY AFFECT OUR FINANCIAL RESULTS.

     Section 10d(4) of the Customer Choice Act allows deferred recovery of an annual return of and on capital expenditures in excess of depreciation levels and certain other expenses incurred prior to and throughout the current electric rate freeze and rate cap periods. See "Electric industry regulation could adversely affect our business, including our ability to recover our costs from our customers." In October 2004, Consumers filed an application with the MPSC seeking recovery of $628 million in costs from 2000 through 2005 under Section 10d(4). The request includes capital expenditures in excess of depreciation, Clean Air Act costs, other expenses related to changes in law or governmental action incurred during the rate freeze and rate cap periods and associated cost of money through the period of collection. Of the $628 million, $152 million relates to the cost of money. In March 2005, the MPSC staff filed testimony recommending the MPSC approve recovery of approximately $323 million.

     As allowed by the Customer Choice Act, in January 2004, Consumers began accruing and deferring for recovery the 2004 portion of our Section 10d(4) regulatory assets. In November 2004, the MPSC issued an order in Detroit Edison Company's general electric rate case which concluded that Detroit Edison Company's return of and on Clean Air Act costs incurred from June 2000 through December 2003 are recoverable under Section 10d(4). Based on the precedent set by this order, Consumers recorded an additional regulatory asset in November 2004 for its return of and on Clean Air Act expenditures incurred from 2000 through 2003. Unless Consumers receives an order from the MPSC to the contrary, it will continue to record additional accruals. However, certain aspects of Detroit Edison Company's electric rate case are different from Consumers' Section 10d(4) regulatory asset filing. At December 31, 2004, Section 10d(4) regulatory assets totaled $141 million. We cannot predict the amount, if any, the MPSC will approve as recoverable to Consumers and failure to recover these regulatory assets could adversely affect our financial condition, results of operations or cash flows.

  PERIODIC REVIEWS OF THE VALUES OF OUR ASSETS COULD RESULT IN ADDITIONAL ACCOUNTING CHARGES.

     We are required by U.S. generally accepted accounting principles to periodically review the carrying value of our assets, including those that may be sold. Market conditions, the operational characteristics of our assets and other factors could result in our recording additional impairment charges for our assets, which could have an adverse effect on our stockholders' equity and our access to additional financing. In addition, we may be required to record impairment charges and foreign currency translation losses at the time we sell assets depending on the sale prices we are able to secure and other factors.

  WE COULD INCUR SIGNIFICANT CAPITAL EXPENDITURES TO COMPLY WITH ENVIRONMENTAL STANDARDS AND FACE DIFFICULTY IN RECOVERING THESE COSTS ON A CURRENT BASIS.

     We and our subsidiaries are subject to costly and increasingly stringent environmental regulations. We expect that the cost of future environmental compliance, especially compliance with clean air and water laws, will be significant.

     In 1998, the EPA issued regulations requiring the State of Michigan to further limit nitrogen oxide emissions at our coal-fired electric plants. The EPA and the State of Michigan regulations require us to make significant capital expenditures estimated to be $802 million. As of December 31, 2004, Consumers has incurred $525 million in capital expenditures to comply with the EPA regulations and anticipates that the remaining $277 million of capital expenditures will be incurred between 2005 and 2011. Additionally, Consumers currently expects it will supplement its compliance plan with the purchase of nitrogen oxide emissions credits for the years 2005 through 2009. The cost of these credits based on the current market is estimated to average $8 million per year for 2005-2006 and then decrease after 2006 with Consumers' installation of emissions control technology; however, the market for nitrogen oxide emissions credits and their price could change substantially. As new environmental standards become effective, Consumers will need additional capital expenditures to comply with the standards.

     Based on the Customer Choice Act, beginning January 2004 an annual return of and on these types of capital expenditures, to the extent they are above depreciation levels, subject to an MPSC prudency hearing shall be accrued and deferred for recovery. After notice and hearing, the MPSC shall determine the amount of reasonable and prudent costs, if any, to be recovered and the recovery period.

     The EPA has recently adopted a Clean Air Interstate Rule that requires additional coal-fired electric plant emission controls for nitrogen oxides and sulfur dioxide. The rule involves a two-phase program to reduce emissions of sulfur dioxide by 71 percent and nitrogen oxides by 63 percent by 2015. The final rule advanced the proposed year round nitrogen oxide compliance requirement by one year to 2009. This change will require that Consumers run its selective catalytic reduction units year round beginning in 2009 and will require that Consumers purchase additional nitrogen oxide credits beginning in 2009. The EPA issued a final Clean Air Mercury Rule on March 15, 2005. The final rule did not include a provision to control nickel emissions from oil-fired power plants. These new rules could potentially require substantial additional expenditures.

     The EPA has alleged that some utilities have incorrectly classified plant modifications as "routine maintenance" rather than seek modification permits from the EPA. We have received and responded to information requests from the EPA on this subject. We believe that we have properly interpreted the requirements of "routine maintenance." If our interpretation is found to be incorrect, we may be required to install additional pollution controls at some or all of our coal-fired electric plants and potentially pay fines. Additionally, the viability of certain plants remaining in operation could be called into question.

     These and other required environmental expenditures, if not recovered from customers in Consumers' rates, may require us to seek significant additional financing to fund such expenditures and could strain our cash resources.

  WE RETAIN CONTINGENT LIABILITIES IN CONNECTION WITH OUR ASSET SALES.

     The agreements we enter into for the sale of assets customarily include provisions whereby we are required to:

     - retain specified preexisting liabilities such as for taxes and pensions;

     - indemnify the buyers against specified risks, including the inaccuracy of representations and warranties we make; and

     - require payments to the buyers depending on the outcome of post-closing adjustments, audits or other reviews.

     Many of these contingent liabilities can remain open for extended periods of time after the sales are closed. Depending on the extent to which the buyers may ultimately seek to enforce their rights under these contractual provisions, and the resolution of any disputes we may have concerning them, these liabilities could have a material adverse effect on our financial condition, liquidity and results of operations.

     We have received a request for indemnification from the purchaser of CMS Oil and Gas Company, a former subsidiary of CMS. The indemnification claim relates to the sale by CMS of its oil, gas and methanol projects in Equatorial Guinea and the claim of the government of Equatorial Guinea that $142 million in taxes is owed it in connection with that sale. Based on information currently available, CMS and its tax advisors have concluded that the government's tax claim is without merit and the purchaser of CMS Oil and Gas Company has submitted a response to the government rejecting the claim. An adverse outcome of this claim could have a material adverse effect on our financial condition, liquidity and results of operations.

  OUR REVENUES AND RESULTS OF OPERATIONS ARE SUBJECT TO RISKS THAT ARE BEYOND OUR CONTROL, INCLUDING BUT NOT LIMITED TO FUTURE TERRORIST ATTACKS OR RELATED ACTS OF WAR.

     The cost of repairing damage to our facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events, in excess of reserves established for such repairs, may adversely impact our results of operations, financial condition and cash flows. The occurrence or risk of occurrence of future terrorist activity and the high cost or potential unavailability of insurance to cover such terrorist activity may impact our results of operations and financial condition in unpredictable ways. These actions could also result in disruptions of power and fuel markets. In addition, our natural gas distribution system and pipelines could be directly or indirectly harmed by future terrorist activity.

  WE HAVE MADE SUBSTANTIAL INTERNATIONAL INVESTMENTS THAT ARE SUBJECT TO POSSIBLE NATIONALIZATION, EXPROPRIATION OR INABILITY TO CONVERT CURRENCY.

     Our investments in selected international markets in electric generating facilities, natural gas pipelines and electric distribution systems face a number of risks inherent in acquiring, developing and owning these types of international facilities. Although we maintain insurance for various risk exposures, including political risk from possible nationalization, expropriation or inability to convert currency, we are exposed to some risks that include local political and economic factors over which we have no control, such as changes in foreign governmental and regulatory policies (including changes in industrial regulation and control and changes in taxation), changing political conditions and international monetary fluctuations. In some cases an investment may have to be abandoned or disposed of at a loss. These factors could significantly adversely affect the financial results of the affected subsidiary and our financial position and results of operations.

     International investments of the type we have made are subject to the risk that they may be expropriated or that the required agreements, licenses, permits and other approvals may be changed or terminated in violation of their terms. These kinds of changes could result in a partial or total loss of our investment.

     The local foreign currency may be devalued, the conversion of the currency may be restricted or prohibited or other actions, such as increases in taxes, royalties or import duties, may be taken which adversely affect the value and the recovery of our investment.

  OUR OWNERSHIP OF A NUCLEAR GENERATING FACILITY CREATES RISK RELATING TO NUCLEAR ENERGY.

     Consumers owns the Palisades nuclear power plant and we are, therefore, subject to the risks of nuclear generation, including the risks associated with the operation of plant facilities and the storage and disposal of spent fuel and other radioactive waste. The Nuclear Regulatory Commission ("NRC") has broad authority under federal law to impose licensing and safety-related requirements for the operation of nuclear generation facilities. In the event of non-compliance, the NRC has the authority to impose fines or shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. In addition, although we have no reason to anticipate a serious nuclear incident at Consumers' plant, if an incident did occur, it could harm our results of operations and financial condition. A major incident at a nuclear facility anywhere in the world could cause the NRC to limit or prohibit the operation or licensing of any domestic nuclear unit.

  CONSUMERS CURRENTLY UNDERRECOVERS IN ITS RATES ITS PAYMENTS TO THE MCV PARTNERSHIP FOR CAPACITY AND ENERGY, AND IS ALSO EXPOSED TO FUTURE CHANGES IN THE MCV PARTNERSHIP'S FINANCIAL CONDITION THROUGH ITS EQUITY AND LESSOR INVESTMENTS AS WELL AS EARNINGS VOLATILITY RESULTING FROM MCV PARTNERSHIP GAS FUEL CONTRACTS.

     Consumers' power purchase agreement with the MCV Partnership ("PPA") expires in 2025. We estimate that Consumers will incur estimated cash underrecoveries of payments under the PPA aggregating $150 million through 2007. For availability payments billed by the MCV Partnership after September 15, 2007, and not recovered from customers, Consumers would expect to claim a "regulatory out" under the PPA which Consumers believes it has the right to do after satisfying its obligation to "support and defend" full recovery of PPA charges from customers. The MCV Partnership has indicated that it may take issue with our exercise of the regulatory out clause after September 2007. The effect of exercise of the regulatory out clause would be to reduce cash flow to the MCV Partnership, which could in turn have an adverse effect on Consumers' equity and lessor interests in the MCV Partnership's facility (the "MCV FACILITY").

     Further, under the PPA, energy payments to the MCV Partnership are based on the cost of coal burned at Consumers' coal plants and costs associated with fuel inventory, operations and maintenance, and administrative and general expenses associated with Consumers' coal plants. However, the MCV Partnership's costs of producing electricity are tied, in large part, to the cost of natural gas. Because natural gas prices have increased substantially in recent years, while energy charge payments to the MCV Partnership have not, the MCV Partnership's financial performance has been impacted negatively.

     In January 2005, the MPSC issued an order approving the Resource Conservation Plan ("RCP"), with modifications. The RCP allows Consumers to recover the same amount of capacity and fixed energy charges from customers as approved in prior MPSC orders. However, Consumers is able to dispatch the MCV Facility on the basis of natural gas market prices, which will reduce the MCV Facility's annual production of electricity and, as a result, reduce the MCV Facility's consumption of natural gas by an estimated 30 to 40 bcf annually. This decrease in the quantity of high-priced natural gas consumed by the MCV Facility will benefit Consumers' ownership interest in the MCV Partnership.

     The substantial MCV Facility fuel cost savings will be used first to offset fully the cost of replacement power. Second, $5 million annually will be used to fund a renewable energy program. Remaining savings will be split between the MCV Partnership and Consumers. Consumers' direct savings will be shared 50 percent with its customers in 2005 and 70 percent in 2006 and beyond. Consumers' direct savings from the RCP, after a portion is allocated to customers, will be used to offset our capacity and fixed energy underrecoveries expense. Since the MPSC has excluded these underrecoveries from the rate making process, we anticipate that Consumers' savings from the RCP will not affect its return on equity used in its base rate filings.

     In January 2005, Consumers and the MCV Partnership's general partners accepted the terms of the order and implemented the RCP. The underlying agreement for the RCP between Consumers and the MCV Partnership extends through the term of the PPA. However, either party may terminate that agreement under certain conditions. In February 2005, a group of intervenors in the RCP case filed an application for rehearing of the MPSC order. The Attorney General also filed a claim of appeal with the Michigan Court of Appeals. We cannot predict the outcome of these appeals.

     Due to the implementation of the RCP, the MCV Partnership has determined that a significant portion of its gas fuel contracts no longer qualify as normal purchases because the contracted gas will not be consumed for electric production. Accordingly, these contracts will be treated as derivatives and will be marked-to-market through earnings each quarter, which could increase earnings volatility. Based on market prices for natural gas as of January 31, 2005, the accounting for the MCV Partnership's long-term gas contracts, including those affected by the implementation of the RCP, could result in an estimated $100 million (pretax and before allocation of Consumers' 49% minority ownership interest) gain recorded to earnings in the first quarter of 2005. This estimated gain will reverse in subsequent quarters as the contracts settle.

     We cannot estimate, at this time, the impact of these issues on Consumers' future earnings or cash flow from its interest in the MCV Partnership. The forward price of natural gas for the next 20 years and the MPSC decision in 2007 or later related to Consumers' recovery of capacity payments are the two most significant variables in the analysis of the MCV Partnership's future financial performance. Natural gas prices have historically been volatile and presently there is no consensus in the marketplace on the price or range of prices of natural gas beyond the next five years. Further, it is not presently possible for us to predict the actions of the MPSC in 2007 or later. Even with the RCP, if gas prices continue at present levels or increase, the economics of operating the MCV Facility may be adverse enough to require Consumers to recognize an impairment of its investment in the MCV Partnership. For these reasons, at this time we cannot predict the impact of these issues on Consumers' future earnings or cash flows or on the value of its equity interest in the MCV Partnership.

  CONSUMERS' ENERGY RISK MANAGEMENT STRATEGIES MAY NOT BE EFFECTIVE IN MANAGING FUEL AND ELECTRICITY PRICING RISKS, WHICH COULD RESULT IN UNANTICIPATED LIABILITIES TO CONSUMERS OR INCREASED VOLATILITY OF ITS EARNINGS.

     Consumers is exposed to changes in market prices for natural gas, coal, electricity and emission credits. Prices for natural gas, coal, electricity and emission credits may fluctuate substantially over relatively short periods of time and expose Consumers to commodity price risk. A substantial portion of Consumers' operating expenses for its plants consists of the costs of obtaining these commodities. Consumers manages these risks using established policies and procedures, and it may use various contracts to manage these risks, including swaps, options, futures and forward contracts. We cannot assure you that these strategies will be successful in managing Consumers' pricing risk, or that they will not result in net liabilities to Consumers as a result of future volatility in these markets.

     Natural gas prices in particular have historically been volatile. To manage market risks associated with the volatility of natural gas prices, the MCV Partnership maintains a gas hedging program. The MCV Partnership enters into natural gas futures contracts, option contracts and over-the-counter swap transactions in order to hedge against unfavorable changes in the market price of natural gas in future months when gas is expected to be needed. These financial instruments are being used principally to secure anticipated natural gas requirements necessary for projected electric and steam sales, and to lock in sales prices of natural gas previously obtained in order to optimize the MCV Partnership's existing gas supply, storage and transportation arrangements. Consumers also routinely enters into contracts to offset its positions, such as hedging exposure to the risks of demand, market effects of weather and changes in commodity prices associated with its gas distribution business. Such positions are taken in conjunction with the gas cost recovery mechanism, which allows Consumers to recover prudently incurred costs associated with such positions. However, neither Consumers nor the MCV Partnership always hedges the entire exposure of its operations from commodity price volatility. Furthermore, the ability to hedge exposure to commodity price volatility depends on liquid commodity markets. As a result, to the extent the commodity markets are illiquid, Consumers may not be able to execute its risk management strategies, which could result in greater open positions than we would prefer at a given time. To the extent that open positions exist, fluctuating commodity prices can improve or diminish our financial results and financial position.

     In addition, Consumers currently has a power supply cost recovery mechanism to recover the increased cost of fuel used to generate electricity from its industrial and commercial customers, but not from its residential customers. Therefore, to the extent that Consumers has not hedged its fuel costs, it is exposed to changes in fuel prices to the extent fuel for its electric generating facilities must be purchased on the open market in order for Consumers to serve its residential customers while their rates remain capped.

RISKS RELATED TO COMMON STOCK

  WE CURRENTLY DO NOT PAY DIVIDENDS ON OUR COMMON STOCK.

     We suspended the payment of dividends on our common stock in January 2003 and have no current plans to resume payment of a dividend. Our ability to declare dividends in the future will depend on a variety of factors, including improvement in our financial condition and liquidity and the terms of our financing agreements. We cannot predict when resumption of dividends on our common stock would occur, and if so the amount of any such dividends that might be declared.

  WE MAY ISSUE ADDITIONAL SHARES OF COMMON STOCK OR SECURITIES CONVERTIBLE OR EXCHANGEABLE FOR OUR COMMON STOCK AND THEREBY MATERIALLY AND ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

     We are not restricted from issuing additional common stock or securities convertible or exchangeable for our common stock. If we issue additional shares of common stock or securities convertible or exchangeable for our common stock, it may materially and adversely affect the price of our common stock.

  THE MARKET PRICE OF OUR COMMON STOCK IS VOLATILE.

     The market price of our common stock will likely continue to fluctuate in response to factors including the following, many of which are beyond our control:

     - fluctuations in our operating and financial results;

     - changes in financial estimates and recommendations by financial analysts;

     - changes in the ratings of our securities and those of Consumers;

     - developments related to litigation or regulatory proceedings involving us;

     - our asset sales and financings; and

     - market perception of the energy industry and of us.

     In addition, the stock markets in general, including NYSE, are subject to significant price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may affect adversely the market prices of our common stock.

                                USE OF PROCEEDS

     We intend to use the net proceeds of this offering to make capital infusions into Consumers and for general corporate purposes.

              PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND POLICY

     Our common stock is listed on NYSE. The following table sets forth for the periods indicated the range of high and low intraday sales prices per share of our common stock as reported on NYSE and the cash dividends declared on the common stock for the periods indicated.

                                                               HIGH     LOW    DIVIDENDS
                                                              ------   -----   ---------
Year Ended December 31, 2003
  First Quarter.............................................  $10.74   $3.41       --
  Second Quarter............................................    8.95    4.58       --
  Third Quarter.............................................    8.04    6.03       --
  Fourth Quarter............................................    8.67    7.40       --
Year Ended December 31, 2004
  First Quarter.............................................    9.59    8.25       --
  Second Quarter............................................    9.43    7.81       --
  Third Quarter.............................................    9.88    8.58       --
  Fourth Quarter............................................   10.65    8.80       --

     On March 30, 2005, the last sale price of our common stock as reported on NYSE was $12.50 per share. On March 30, 2005 there were 57,546 holders of record of our common stock.

     In January 2003, we suspended the payment of dividends on our common stock.

                                 TRANSFER AGENT

     Our common stock is transferable at our offices located at One Energy Plaza, Jackson, Michigan 49201. We are the transfer agent and registrar for our common stock.

   MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. STOCKHOLDERS

     This is a general summary of material U.S. federal income and estate tax considerations with respect to your acquisition, ownership and disposition of our common stock if you are a beneficial owner of common stock other than:

     - a citizen or resident of the United States;

     - a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in, or under the laws of, the United States or any political subdivision of the United States;

     - an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

     - a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or a trust that existed on August 20, 1996, was treated as a U.S. person on August 19, 1996 and elected to be treated as a U.S. person.

     If a partnership holds our common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisor regarding the U.S. federal income tax consequences to you of the acquisition, ownership and disposition of our common stock.

     This summary does not address all of the U.S. federal income and estate tax considerations that may be relevant to you in light of your particular circumstances or if you are a beneficial owner subject to special treatment under U.S. income tax laws, including a former U.S. citizen or resident.

     This summary does not discuss any aspect of state, local or non-U.S. taxation. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the "CODE"), Treasury regulations, judicial opinions, published positions of the U.S. Internal Revenue Service ("IRS") and other applicable authorities, all of which are subject to change, possibly with retroactive effect. This summary is not intended, and should not be construed, as tax advice.

     We urge prospective non-U.S. investors to consult their tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations with respect to acquiring, holding and disposing of shares of our common stock.

DIVIDENDS

     In general, any distributions we make to you with respect to your shares of our common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and you provide proper certification of your eligibility for such reduced rate (usually on an IRS Form W-8BEN). A distribution will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits as determined under the Code. Any distribution not constituting a dividend will be treated first as reducing your basis in your shares of our common stock and, to the extent it exceeds your basis, as gain from the disposition of your shares of our common stock.

     If you are not entitled to benefits under an applicable tax treaty, dividends we pay to you that are effectively connected with your conduct of a trade or business within the United States, or, if you are entitled to benefits under an applicable tax treaty, dividends that are effectively connected with such a trade or business and also attributable to a U.S. permanent establishment maintained by you, generally will not be subject to U.S. withholding tax if you comply with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If you are a corporation, effectively connected income may also be subject to a "branch profits tax" at a rate of 30%, or a lower rate specified by an applicable income tax treaty. Dividends that are effectively connected with your conduct of a trade or business but that under an applicable income tax treaty are not attributable to a U.S. permanent establishment maintained by you may be eligible for a reduced rate of U.S. withholding tax under such treaty, provided you comply with certification and disclosure requirements necessary to obtain treaty benefits.

     If you are eligible for a reduced rate of U.S. withholding tax under an applicable income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

SALE OR OTHER DISPOSITION OF OUR COMMON STOCK

     You generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of your shares of our common stock unless:

     - the gain is effectively connected with your conduct of a trade or business within the United States and, if you are entitled to benefits under an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by you;

     - you are an individual, you hold your shares of our common stock as capital assets, you are present in the United States for 183 days or more in the taxable year of disposition and you meet other conditions, and you are not eligible for relief under an applicable income tax treaty; or

     - our common stock constitutes a U.S. real property interest within the meaning of the Foreign Investment in Real Property Tax Act ("FIRPTA"). Our common stock will constitute a U.S. real property interest for FIRPTA if we are or have been a "U.S. real property holding corporation" for

       U.S. federal income tax purposes. We do not believe that we are, have been or will become a "U.S. real property holding corporation" for U.S. federal income tax purposes. Even if we were a U.S. real property holding corporation for FIRPTA, gain arising from a disposition of our common stock still would not be subject to FIRPTA tax if our common stock is considered regularly traded under applicable Treasury regulations on an established securities market, such as NYSE, and you do not own, actually or constructively, more than 5% of the total fair market value of our common stock at any time during the five year period ending on the date of disposition.

     Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If you are a corporation, the branch profits tax, as discussed above, also may apply to such effectively connected gain. If the gain from the sale or disposition of your shares is effectively connected with your conduct of a trade or business in the United States but under an applicable income tax treaty is not attributable to a permanent establishment maintained by you in the United States, your gain may be exempt from U.S. tax under the treaty. If you are described in the second bullet point above, you generally will be subject to U.S. tax at a rate of 30% on the gain realized, although the gain may be offset by some U.S. source capital losses realized during the same taxable year.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     We must report annually to the IRS and to you the amount of dividends or other distributions we pay to you and the tax withheld from those payments. These reporting requirements apply regardless of whether withholding was reduced or eliminated by any applicable income tax treaty. Copies of the information returns reporting those dividends and amounts withheld may also be made available to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

     The United States imposes a backup withholding tax on dividends and certain other types of payments to U.S. persons currently at a rate of 28% of the gross amount. You will not be subject to backup withholding tax on dividends you receive on your shares of our common stock if you provide proper certification (usually on an IRS Form W-8BEN) of your status as a non-U.S. person or if you are a corporation or one of several types of entities and organizations that qualify for an exemption.

     Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your shares of our common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if you sell your shares of our common stock through a U.S. broker or the U.S. office of a foreign broker, the broker will be required to report to the IRS the amount of proceeds paid to you and also backup withhold at a rate of 28% of that amount unless you provide appropriate certification (usually on an IRS Form W-8BEN) to the broker of your status as a non-U.S. person or you are a corporation or one of several types of entities and organizations that qualify for exemption. If the appropriate certification is not provided, the amount of proceeds paid to you will be subject to information reporting, and may be subject to backup withholding, if you sell your shares of our common stock outside the United States through the non-U.S. office of a U.S. broker or a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States.

     Any amounts withheld with respect to your shares of our common stock under the backup withholding rules will be refunded to you or credited against your U.S. federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner.

ESTATE TAX

     Shares of our common stock owned or treated as owned by an individual who is not a citizen or resident, as specifically defined for U.S. federal estate tax purposes, of the United States at the time of his or her death will be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

                                  UNDERWRITING

     Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Deutsche Bank Securities Inc. and Wachovia Capital Markets, LLC are acting as joint book-running managers of the offering and are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated March 30, 2005, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of the common stock set forth opposite the underwriter's name.

                                                              NUMBER OF
UNDERWRITERS                                                    SHARES
------------                                                  ----------
Citigroup Global Markets Inc. ..............................   4,500,000
J.P. Morgan Securities Inc. ................................   4,500,000
Deutsche Bank Securities Inc. ..............................   4,500,000
Wachovia Capital Markets, LLC...............................   4,500,000
Goldman, Sachs & Co. .......................................   1,000,000
KeyBanc Capital Markets, a division of McDonald Investments
  Inc. .....................................................     500,000
Wells Fargo Securities, LLC.................................     500,000
                                                              ==========
  Total.....................................................  20,000,000

     The underwriting agreement provides that the obligations of the underwriters to purchase the common stock are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase and accept delivery of all shares of common stock if any shares are purchased, other than those shares covered by the underwriters' over-allotment option described below.

    The underwriters propose to offer some of the shares of common stock directly to the public initially at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to dealers initially at the public offering price less a concession not to exceed $.2572 per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $0.1000 per share on sales to other dealers. After the initial public offering, the public offering price and discount to broker/dealers may be changed by the underwriters.

     We estimate that our out of pocket expenses for this offering will be approximately $325,000.

     If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 3,000,000 shares from us to cover such sales. The underwriters may exercise that option within 30 days of the date of this prospectus supplement. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportions as set forth in the table above.

     We, our executive officers and directors have agreed that, for a period of 60 days from the date of this prospectus supplement, we will not and they will not, without the prior written consent of Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Deutsche Bank Securities Inc. and Wachovia Capital Markets, LLC:

     - offer, pledge, sell or contract to sell any common stock;

     - sell any option or contract to purchase any common stock;

     - purchase any option or contract to sell any common stock;

     - grant any option, right or warrant to sell any common stock;

     - lend or otherwise dispose of or transfer any common stock;

     - file a registration related to the common stock; or

     - enter into any swap or other agreement or transaction that transfers, in whole or in part, the economic consequence of ownership or common stock whether any such swap or transaction is to be settled by delivery of common stock, in cash or otherwise;

provided that we may issue shares of our common stock upon conversion or settlement of any warrants outstanding, the 7 3/4% Convertible Trust Preferred Securities, 3.375% Convertible Senior Notes Due 2023, 4.50% Cumulative Convertible Preferred Stock or 2.875% Convertible Senior Notes due 2024 in accordance with their respective terms, and under any continuous equity program, stock purchase plan, performance incentive stock plan, employee stock ownership plan, employee savings and incentive plan or charitable foundation donation.

     Each underwriter has represented, warranted and agreed that:

     - it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

     - it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any shares included in this offering in circumstances in which section 21(1) of the FSMA does not apply to us;

     - it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares included in this offering in, from or otherwise involving the United Kingdom; and

     - the offer in The Netherlands of the shares included in this offering is exclusively limited to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

     We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

     In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

     - Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock sold originally by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover short positions.

     These stabilizing transactions and syndicate covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

     Certain of the underwriters or their affiliates have on a number of occasions provided investment, commercial banking and financial advisory services to us, Consumers and our affiliates, for which they have received customary fees. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

                                 LEGAL OPINIONS

     Robert C. Shrosbree, Assistant General Counsel for CMS Energy, will render opinions as to the legality of the common stock for CMS Energy.

     Pillsbury Winthrop LLP will pass upon certain legal matters with respect to the offering of the common stock for the underwriters.

                                    EXPERTS

     The consolidated financial statements of CMS Energy appearing in CMS Energy's Annual Report (Form 10-K) for the year ended December 31, 2004 (including a schedule appearing therein), and CMS Energy's management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference, which are based in part on the reports of PricewaterhouseCoopers LLP, independent registered public accounting firm for the MCV Partnership, and Price Waterhouse, independent accountants for Jorf Lasfar. Such consolidated financial statements and management's assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

     The financial statements of Jorf Lasfar as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 incorporated herein by reference have been so included in reliance on the report of Price Waterhouse, independent accountants for Jorf Lasfar, given on the authority of said firm as experts in auditing and accounting.

     The audited financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) of the MCV Partnership for years ended December 31, 2004 and 2003, not separately presented or incorporated by reference into this prospectus supplement, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose report thereon appears herein. Such financial statements and management's assessment of the effectiveness of internal control over financial reporting, to the extent they have been included in the financial statements and management's assessment of the effectiveness of internal control over financial reporting of CMS, have been so included in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

                             CMS ENERGY CORPORATION

                            CMS ENERGY COMMON STOCK
                               SENIOR DEBENTURES
                            SUBORDINATED DEBENTURES
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS
                                   GUARANTEES
                                      AND
                              CMS ENERGY TRUST IV
                               CMS ENERGY TRUST V
                           TRUST PREFERRED SECURITIES
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                             CMS ENERGY CORPORATION

                         OFFERING PRICE: $2,000,000,000
                             ---------------------

     We may offer, from time to time:

     - shares of CMS Energy Common Stock,

     - unsecured senior or subordinated debt securities consisting of debentures, convertible debentures, notes and other unsecured evidence of indebtedness,

     - stock purchase contracts to purchase CMS Energy Common Stock,

     - stock purchase units, each representing ownership of a stock purchase contract and unsecured senior or subordinated debt securities or trust preferred securities or debt obligations of third parties, including U.S. Treasury Securities, securing the holder's obligation to purchase the CMS Energy Common Stock under the stock purchase contract, or any combination of the above, and

     - guarantees of CMS Energy with respect to Trust Preferred Securities of CMS Energy Trusts IV and V.

     For each type of security listed above, the amount, price and terms will be determined at or prior to the time of sale.

     CMS Energy Trust IV and CMS Energy Trust V, which are Delaware business trusts, may offer trust preferred securities. The trust preferred securities represent preferred undivided beneficial interests in the assets of CMS Energy Trust IV and CMS Energy Trust V in amounts, at prices and on terms to be determined at or prior to the time of sale.

     We will provide the specific terms of these securities in an accompanying prospectus supplement or supplements. You should read this prospectus and the accompanying prospectus supplement or supplements carefully before you invest.

            THESE SECURITIES INVOLVE RISK. SEE "RISK FACTORS" ON PAGE 5.

     CMS Energy Common Stock is traded on the New York Stock Exchange under the symbol "CMS." CMS Energy Common Stock sold pursuant to a prospectus supplement or supplements accompanying this prospectus will also be listed for trading on the New York Stock Exchange, subject to official notice of issuance.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     We intend to sell these securities through underwriters, dealers, agents or directly to a limited number of purchasers. The names of, and any securities to be purchased by or through, these parties, the compensation of these parties and other special terms in connection with the offering and sale of these securities will be provided in the related prospectus supplement or supplements.

     This prospectus may not be used to consummate sales of any of these securities unless accompanied by a prospectus supplement.

               The date of this prospectus is September 21, 2004.

     NO PERSON IS AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CMS ENERGY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH THEY RELATE OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    2
Where to Find More Information..............................    2
CMS Energy Corporation......................................    4
CMS Energy Trusts...........................................    4
Risk Factors................................................    5
Use of Proceeds.............................................    6
Ratio of Earnings to Fixed Changes and Ratio of Earnings to
  Combined Fixed Changes and Preference Dividends...........    6
Description of Securities...................................    6
Effect of Obligations Under the Debt Securities and the
  Guarantees................................................   23
Plan of Distribution........................................   27
Legal Opinions..............................................   30
Experts.....................................................   30

                                    SUMMARY

     This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of securities described in this prospectus in one or more offerings, up to a total dollar amount of $2,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where To Find More Information."

                         WHERE TO FIND MORE INFORMATION

     We file reports, proxy statements and other information with the SEC under File No. 1-9513. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street N.W., Room 1024, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You can find additional information about us, including our Annual Report on Form 10-K/A for the year ended December 31, 2003 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004, on our Web site at http://www.cmsenergy.com. The information on this Web site is not a part of this prospectus.

     We have securities listed on the New York Stock Exchange. You can inspect and copy reports and other information about us at the NYSE's offices at 20 Broad Street, New York, New York 10005.

     We have not included separate financial statements of the Trusts. We and the Trusts do not consider that such financial statements would be material to holders of Trust Preferred Securities because each Trust is a newly organized special purpose entity, has no operating history and no independent operations. The Trusts are not currently involved in and don't anticipate being involved in any activity other than as described under "CMS Energy Trusts." Further, we believe that financial statements of the Trusts are not material to the holders of the Trust Preferred Securities since we will guarantee the Trust Preferred Securities. Holders of the Trust Preferred Securities, with respect to the payment of distributions and amounts upon liquidation, dissolution and winding-up, are at least in the same position vis-a-vis the assets of CMS Energy Corporation ("CMS Energy") as a preferred stockholder of CMS Energy. We beneficially own all of the undivided beneficial interests in the assets of the Trusts (other than the beneficial interests represented by the Trust Preferred Securities). See "CMS Energy Trusts," "Description of Securities -- Trust Preferred Securities" and "Effect of Obligations Under the Debt Securities And the Guarantees -- The Guarantees." In future filings under the Exchange Act, there will be an audited footnote to our annual financial statements stating that the Trusts are wholly-owned by CMS Energy, that the sole assets of the Trusts are the Senior Debentures or the Subordinated Debentures of CMS Energy having a specified aggregate principal amount, and, considered together, the back-up undertakings, including the Guarantees, constitute a full and unconditional guarantee by CMS Energy of the Trusts' obligations under the Trust Preferred Securities issued by the Trusts.

     We are "incorporating by reference" information into this registration statement. This means that we are disclosing important information to you when we refer you to another document that we filed separately with the SEC. Information incorporated by reference is considered to be part of this prospectus, unless the information is updated by information in this prospectus. This prospectus incorporates by reference the documents listed below. We encourage you to read these additional documents because these documents contain important information about us and our finances.

              SEC FILINGS
           (FILE NO. 1-9513)                                     PERIOD/DATE
---------------------------------------   ---------------------------------------------------------
- Annual Report on Form 10-K/A            Year ended December 31, 2003
- Quarterly Reports on Form 10-Q          Quarters ended March 31, 2004 and June 30, 2004
- Current Reports on Form 8-K             Filed January 22, 2004, March 8, 2004, April 14, 2004,
                                          June 3, 2004, August 20, 2004, August 31, 2004 and
                                          September 1, 2004

     The documents we have filed with the SEC after the date of this prospectus and prior to the termination of the offering made by this prospectus are also incorporated by reference into this prospectus. Any statement contained in such document will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document modifies or supersedes such statement.

     This prospectus, which is part of the offering registration statement, does not contain all of the information found in the offering registration statement including various exhibits and schedules. We are incorporating by reference the offering registration statement.

     We will provide, upon your oral or written request, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus.

     You may request copies of these filings, including the registration statement, at no cost, by writing or telephoning CMS Energy at the following address:

     CMS Energy Corporation
     Attn: Office of the Secretary
     One Energy Plaza
     Jackson, Michigan 49201
     Telephone: (517) 788-0531

     You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from this information.

                             CMS ENERGY CORPORATION

     We are an integrated energy company with a business strategy focused primarily in Michigan. We are the parent holding company of Consumers Energy Company ("Consumers") and CMS Enterprises Company ("Enterprises"). Consumers is a combination electric and gas utility company serving Michigan's Lower Peninsula. Enterprises, through various subsidiaries and equity investments, is engaged in domestic and international diversified energy businesses including: independent power production and natural gas transmission, storage and processing. We manage our businesses by the nature of services each provides and operate principally in three business segments: electric utility, gas utility, and enterprises.

                               CMS ENERGY TRUSTS

     CMS Energy Trust IV and CMS Energy Trust V are statutory business trusts formed under the Delaware Business Trust Act (the "Trust Act") (each, a "Trust" and collectively, the "Trusts") pursuant to: (i) a trust agreement executed by CMS Energy, as sponsor, and the trustees of the Trusts (the "CMS Trustees"); and
(ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware. At the time of public issuance of Trust Preferred Securities, each trust agreement will be amended and restated in its entirety (as so amended and restated, the "Trust Agreement") and will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). CMS Energy will directly or indirectly acquire common securities of each Trust (the "Common Securities" and, together with the Trust Preferred Securities, the "Trust Securities") in an aggregate liquidation amount equal to approximately 3% for the total capital of the Trust. Each Trust exists for the exclusive purposes of:

     - issuing the Trust Preferred Securities and Common Securities representing undivided beneficial interests in the assets of the Trust;

     - investing the gross proceeds of the Trust Securities in the Senior Debentures or Subordinated Debentures; and

     - engaging in only those other activities necessary or incidental thereto. Each Trust has a term of approximately 30 years, but may terminate earlier as provided in the Trust Agreement.

     The undivided common beneficial interests in the Trust will be owned by CMS Energy. The proceeds from the offering of the Trust Preferred Securities and the sale of the Common Securities may be contributed by the Trust to purchase from CMS Energy Senior Debentures or Subordinated Debentures in an aggregate principal amount equal to the aggregate liquidation preference of the Trust Securities, bearing interest at an annual rate equal to the annual distribution rate of such Trust Securities and having certain redemption terms which correspond to the redemption terms for the Trust Securities. The Senior Debentures will rank on an equal basis with all other unsecured debt of CMS Energy except subordinated debt. The Subordinated Debentures will rank subordinate in right of payment to all of CMS Energy's Senior Indebtedness (as defined herein). Distributions on the Trust Securities may not be made unless the Trust receives corresponding interest payments on the Senior Debentures or the Subordinated Debentures from CMS Energy. CMS Energy will irrevocably guarantee, on a senior or subordinated basis, as applicable, and to the extent set forth therein, with respect to each of the Trust Securities, the payment of distributions, the redemption price, including all accrued or deferred and unpaid distributions, and payment on liquidation, but only to the extent of funds on hand. Each Guarantee will be unsecured and will be either equal to or subordinate to, as applicable, all Senior Indebtedness, of CMS Energy. Upon the occurrence of certain events (subject to the conditions to be described in an accompanying prospectus supplement) the Trust may be liquidated and the holders of the Trust Securities could receive Senior Debentures or Subordinated Debentures in lieu of any liquidating cash distribution.

     Pursuant to the Trust Agreement, the number of CMS Trustees will initially be three. Two of the CMS Trustees (the "Administrative Trustees") will be persons who are employees or officers of or who are affiliated with CMS Energy. The third trustee will be a financial institution that is unaffiliated with CMS Energy, which trustee will serve as property trustee under the Trust Agreement and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Property Trustee"). Initially, either The Bank of New York, a New York banking corporation, or J.P. Morgan Trust Company, N.A, a national banking association, will be the Property Trustee until removed or replaced by the holder of the Common Securities. For the purpose of compliance with the provisions of the Trust Indenture Act, The Bank of New York or J.P. Morgan Trust Company, N.A. will also act as trustee (each a "Guarantee Trustee" and collectively the "Guarantee Trustees"). The Bank of New York (Delaware) will act as the Delaware Trustee for the purposes of the Trust Act, until removed or replaced by the holder of the Common Securities. See "Effect of Obligations Under the Debt Securities And the Guarantees -- The Guarantees."

     Each Property Trustee will hold title to the applicable Debt Securities for the benefit of the holders of the Trust Securities and each Property Trustee will have the power to exercise all rights, powers and privileges under the applicable indentures (as defined herein) as the holder of the Debt Securities. In addition, each Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Debt Securities for the benefit of the holders of the Trust Securities. Each Property Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustees will hold the Guarantees for the benefit of the holders of the Trust Securities. CMS Energy, as the direct or indirect holder of all the Common Securities, will have the right to appoint, remove or replace any CMS Trustee and to increase or decrease the number of CMS Trustees; provided, that the number of CMS Trustees shall be at least three, a majority of which shall be Administrative Trustees. CMS Energy will pay all fees and expenses related to the Trusts and the offering of the Trust Securities.

     The rights of the holders of the Trust Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Trust Agreement, the Trust Act and the Trust Indenture Act.

     The trustee in the State of Delaware is The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711.

     The principal place of business of each Trust shall be c/o CMS Energy Corporation, One Energy Plaza, Jackson, Michigan 49201.

                                  RISK FACTORS

     Before acquiring any of the securities that may be offered hereby, you should carefully consider the risks discussed in the section of our Form 10-Q, filed August 6, 2004, for the quarter year ended June 30, 2004, entitled "Forward-Looking Statements and Risk Factors," which is incorporated in this document by reference. You should also consider the risk factors listed in the accompanying prospectus supplement or supplements and you should read this prospectus and the accompanying prospectus supplement or supplements carefully before you invest.

                                USE OF PROCEEDS

     The proceeds received by each of the Trusts from the sale of its Trust Preferred Securities or the Common Securities will be invested in the Senior Debentures or the Subordinated Debentures. As will be more specifically set forth in the applicable prospectus supplement, we will use such borrowed amounts and the net proceeds from the sale of CMS Energy Common Stock, Stock Purchase Contracts, Stock Purchase Units and any Senior Debentures or Subordinated Debentures offered hereby for our general corporate purposes, including capital expenditures, investment in subsidiaries, working capital and repayment of debt.

   RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED
                        CHARGES AND PREFERENCE DIVIDENDS

     The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for the six months ended June 30, 2004 and each of the years ended December 31, 1999 through 2003 is as follows:

                                                       YEAR ENDED DECEMBER 31,
                                SIX MONTHS ENDED   --------------------------------
                                 JUNE 30, 2004     2003   2002   2001   2000   1999
                                ----------------   ----   ----   ----   ----   ----
Ratio of earnings to fixed
  charges.....................       --(1)         --(2)  --(3)  --(4)  --(5)  1.33
Ratio of earnings to combined
  fixed charges and preference
  dividends...................       --(1)         --(2)  --(6)  --(7)  --(8)  1.28

---------------

(1) For the six months ended June 30, 2004, fixed charges exceeded earnings by $47 million. Earnings as defined include $125 million of asset impairment charges.

(2) For the year ended December 31, 2003, fixed charges exceeded earnings by $59 million. Earnings as defined include $95 million of asset impairment charges.

(3) For the year ended December 31, 2002, fixed charges exceeded earnings by $475 million. Earnings as defined include $602 million of asset impairment charges.

(4) For the year ended December 31, 2001, fixed charges exceeded earnings by $393 million. Earnings as defined include $323 million of asset impairment charges.

(5) For the year ended December 31, 2000, fixed charges exceeded earnings by $225 million. Earnings as defined include a $329 million pretax impairment loss on the Loy Yang investment.

(6) For the year ended December 31, 2002, fixed charges exceeded earnings by $472 million. Earnings as defined include $602 million of asset impairment charges.

(7) For the year ended December 31, 2001, fixed charges exceeded earnings by $392 million. Earnings as defined include $323 million of asset impairment charges.

(8) For the year ended December 31, 2000, fixed charges exceeded earnings by $224 million. Earnings as defined include a $329 million pretax impairment loss on the Loy Yang investment.

     For the purpose of computing these ratios, earnings represent sum of income from continuing operations before income taxes, net interest charges and the estimated interest portion of lease rentals and distributed income of equity method investees.

                           DESCRIPTION OF SECURITIES

INTRODUCTION

     Specific terms of the shares of Common Stock, par value $.01 per share ("CMS Energy Common Stock"), unsecured senior debt securities (the "Senior Debentures") and unsecured subordinated debt securities (the "Subordinated Debentures") (individually a "Debt Security" and collectively the "Debt

Securities") consisting of debentures, convertible debentures, notes and other unsecured evidence of indebtedness, Stock Purchase Contracts (the "Stock Purchase Contracts") to purchase CMS Energy Common Stock, Stock Purchase Units (the "Stock Purchase Units"), each representing ownership of a Stock Purchase Contract and Debt Securities, or Trust Preferred Securities or debt obligations of third parties, including U.S. Treasury Securities, securing the holder's obligation to purchase the CMS Energy Common Stock under the Stock Purchase Contract, or any combination of the foregoing, irrevocable guarantees (individually a "Guarantee" and collectively "Guarantees") of CMS Energy, on a senior or subordinated basis as applicable, and to the extent set forth therein, with respect to each of the Trust Securities, the payment of distributions, the redemption price, including all accrued or deferred and unpaid distributions, and payment on liquidation, but only to the extent of fund on hand, and trust preferred securities (the "Trust Preferred Securities") representing preferred undivided beneficial interests in the assets of the Trust, in respect of which this prospectus is being delivered (collectively, the "Offered Securities"), will be set forth in an accompanying prospectus supplement or supplements, together with the terms of the offering of the Offered Securities, the initial price thereof and the net proceeds from the sale thereof. The prospectus supplement will set forth with regard to the particular Offered Securities, without limitation, the following: (i) in the case of Debt Securities, the designation, aggregate principal amount, denomination, maturity, premium, if any, any exchange, conversion, redemption or sinking fund provisions, interest rate (which may be fixed or variable), the time or method of calculating interest payments, the right of CMS Energy, if any, to defer payment or interest on the Debt Securities and the maximum length of such deferral, put options, if any, public offering price, ranking, any listing on a securities exchange and other specific terms of the offering; (ii) in the case of CMS Energy Common Stock, the designation, number of shares, public offering price and other specific terms of the Offering, from the sale thereof; (iii) in the case of Trust Preferred Securities, the designation, number of shares, liquidation preference per security, initial public offering price, any listing on a securities exchange, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any voting rights, any redemption, exchange, conversion or sinking fund provisions and any other rights, preferences, privileges, limitations or restrictions relating to a specific series of the Trust Preferred Securities including a description of the Guarantee (as defined herein), as the case may be; and (iv) in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any Debt Securities, Trust Preferred Securities, or debt obligations of third parties securing the holders obligation to purchase CMS Energy Common Stock under the Stock Purchase Contracts, and the terms of the offering and sale thereof.

CAPITAL STOCK

     The following summary of certain rights of the holders of CMS Energy capital stock does not purport to be complete and is qualified in its entirety by express reference to the Restated Articles of Incorporation of CMS Energy (the "Articles of Incorporation") and the By-Laws of CMS Energy, which are incorporated into this prospectus by reference. See "Where You Can Find More Information." A copy of the By-laws has been previously filed with the SEC. The Articles of Incorporation are available on our website at http://www.cmsenergy.com.

     The authorized capital stock of CMS Energy consists of:

     - 350 million shares of CMS Energy Common Stock; and

     - 10 million shares of CMS Energy Preferred Stock, par value $0.01 per share ("Preferred Stock").

     As of August 31, 2004, we had 5,000,000 shares of 4.50% Cumulative Convertible Preferred Stock and 161,819,124 shares of CMS Energy Common Stock issued and outstanding.

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

COMMON STOCK

  DIVIDEND RIGHTS AND POLICY; RESTRICTIONS ON DIVIDENDS

     Dividends on the common stock are paid at the discretion of the Board of Directors based primarily upon the earnings and financial condition of CMS Energy. Dividends are payable out of the assets of CMS Energy legally available therefore.

     In January 2003, the Board of Directors suspended the payment of CMS Energy Common Stock dividends.

     CMS Energy is a holding company and its assets consist primarily of investments in its subsidiaries. As a holding company with no significant operations of its own, the principal sources of its funds are dependent primarily upon the earnings of its subsidiaries (in particular, Consumers), borrowings and sales of equity. CMS Energy's ability to pay dividends on CMS Energy Common Stock, is dependent primarily upon the earnings and cash flows of its subsidiaries and the distribution or other payment of such earnings to CMS Energy in the form of dividends, loans or advances and repayment of loans and advances from CMS Energy. Accordingly, the ability of CMS Energy to pay dividends on its capital stock will depend on the earnings, financial requirements, contractual restrictions of the subsidiaries of CMS Energy (in particular, Consumers) and other factors. CMS Energy's subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts on the capital stock of CMS Energy or to make any funds available therefor, whether by dividends, loans or other payments.

     Dividends on capital stock of CMS Energy are limited by Michigan law to legally available assets of CMS Energy. Distributions on CMS Energy Common Stock may be subject to the rights of the holders, if any, of the Preferred Stock, including the currently issued and outstanding 4.50% Cumulative Convertible Preferred Stock. As long as the 4.50% Cumulative Convertible Preferred Stock is outstanding, CMS Energy may not pay dividends on the CMS Energy Common Stock unless certain conditions are met including, but not limited to, that dividends on the 4.50% Cumulative Convertible Preferred Stock have been paid. See "Preferred Stock -- Dividends".

     CMS Energy is subject to the following contractual restrictions on its ability to pay dividends:

CMS ENERGY'S SENIOR SECURED CREDIT FACILITY

     Under the terms of our Fifth Amended and Restated Senior Credit Agreement we have agreed that we will not, and will not permit certain of our subsidiaries, directly or indirectly, to:

     - declare or pay any dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of CMS Energy Common Stock or the capital stock or other ownership interests of certain subsidiaries (other than stock splits and dividends payable solely in our non-convertible equity securities (other than Redeemable Stock or Exchangeable Stock (as such terms are defined in the senior debt indenture on August 3, 2004)) and dividends and distributions made to us or certain of our subsidiaries); or

     - purchase, redeem, retire or otherwise acquire for value any such capital stock or other ownership interests;

unless other than (i) pursuant to the terms of any class of our capital stock issued and outstanding (and as in effect on August 3, 2004), any purchase or redemption of our capital stock made by exchange for, or out of the proceeds of the substantially concurrent sale of, our capital stock (other than Redeemable Stock or Exchangeable Stock (as such terms are defined in the senior debt indenture on August 3, 2004)) and (ii) payments made by us or certain subsidiaries pursuant to our tax sharing agreement and (iii) after January 1, 2005 payments not to exceed certain amounts for any twelve-month period so long as a certain amount of liquidity is held by CMS Energy.

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

SENIOR DEBT INDENTURE

     Under the terms of the senior debt indenture we have the following issued and outstanding securities: 7 5/8% Senior Unsecured Notes Due 2004, X-TRAS(SM)Pass-Through Trust I Certificates Due 2005, 9.875% Senior Notes Due 2007, 7.5% Senior Notes Due 2009, 8.9% Senior Notes Due 2008, 8.5% Senior Notes Due 2011, 3.375% Convertible Senior Notes Due 2023 and 7.75% Senior Notes Due 2010. So long as any of such notes issued thereunder are outstanding and until those notes are rated BBB -- or above (or an equivalent rating) by S&P and one other rating agency, at which time we will be permanently released from the provisions of this limitation, we have agreed that we will not, and will not permit any of our restricted subsidiaries, directly or indirectly, to:

     - declare or pay any dividend or make any distribution on our capital stock to the direct or indirect holders of our capital stock (except dividends or distributions payable solely in our non-convertible capital stock (as defined in the senior debt indenture) or in options, warrants or other rights to purchase such non-convertible capital stock and except dividends or other distributions payable to us or one of our subsidiaries);

     - purchase, redeem or otherwise acquire or retire for value any of our capital stock; or

     - purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to the schedule maturity or scheduled repayment thereof, any of our subordinated indebtedness (each, for purposes of the senior debt indenture, a "restricted payment"), if at the time of any restricted payment described above (1) an event of default under the senior debt indenture (or event that with the lapse of time or giving of notice would constitute an event of default) has occurred and is continuing, or would occur as a result of the restricted payment, or (2) after giving effect to any restricted payment described above, the aggregate amount of all restricted payments made since May 6, 1997 would exceed the sum of:

     - $100 million;

     - 100% of our consolidated net income from May 6, 1997 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of the restricted payment (or, in the case of a deficit, minus 100% of the deficit); and

     - the aggregate net proceeds we have received for any issuance or sale of, or contribution with respect to, our capital stock subsequent to May 6, 1997.

GENERAL TERM NOTE INDENTURE

     Similarly, the indenture, dated as of January 15, 1994, as amended and supplemented, between us and JPMorgan Chase Bank, as trustee, pursuant to which we have issued our General Term Notes, Series D, Series E and Series F, provides that so long as any general term notes issued thereunder are outstanding and until the notes are rated BBB -- or above (or an equivalent rating) by S&P and one other rating agency, at which time we will be permanently released from the provisions of this limitation, we have agreed that we will not, and will not permit any of our restricted subsidiaries, directly or indirectly, to:

     - declare or pay any dividend or make any distribution on our capital stock to the direct or indirect holders of our capital stock (except dividends or distributions payable solely in our non-convertible capital stock (as defined in such indenture) or in options, warrants or other rights to purchase such non-convertible capital stock and except dividends or other distributions payable to us or one of our subsidiaries); or

     - purchase, redeem or otherwise acquire or retire for value any of our capital stock (each, a "restricted payment");

if at the time of any restricted payment described above (1) an event of default under such indenture (or event that with the lapse of time or giving of notice would constitute an event of default) has occurred and is continuing, or would occur as a result of the restricted payment, or (2) after giving effect to any
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

restricted payment described above, the aggregate amount of all restricted payments made since September 30, 1993 would exceed the sum of:

     - $120 million;

     - 100% of our consolidated net income from September 30, 1993 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of the restricted payment (or, in the case of a deficit, minus 100% of the deficit); and

     - the aggregate net proceeds we have received for any issuance or sale of, or contribution with respect to, our capital stock subsequent to September 30, 1993.

     The provisions described above do not prohibit (1) dividends or other distributions in respect of capital stock issued in connection with the acquisition of any business or assets by us where the payment of such dividends or distributions are payable solely from the net earnings of such business or assets, (2) any purchase or redemption of capital stock made by exchange for, or out of the proceeds of the substantially concurrent sale of, our capital stock (other than certain redeemable stock or exchangeable stock), (3) dividends paid within 60 days after the date of declaration thereof if at the date of declaration such dividends would have complied with the limitations described above or (4) payments pursuant to the tax sharing agreement among us and our subsidiaries.

  TRUST PREFERRED SECURITIES

     In June 1997, a CMS Energy affiliated trust issued $172.5 million of 7 3/4% Convertible Quarterly Income Preferred Securities. The preferred securities are convertible at the option of the holder into shares of CMS Energy Common Stock at an initial conversion rate of 1.2255 shares of CMS Energy Common Stock for each preferred security (equivalent to a purchase price of $40.80 per share of CMS Energy Common Stock), subject to certain adjustments. We may, at our option, cause the conversion rights of the holders of the preferred securities to expire upon certain conditions.

     Under the terms of the indenture, dated June 1, 1997, between us and The Bank of New York, as trustee, as amended and supplemented, and the guarantee agreement dated June 20, 1997 between us and The Bank of New York relating to the preferred securities of CMS Energy Trust I pursuant to which the preferred securities and the related 7 3/4% Convertible Subordinated Debentures due 2027 were issued, we have agreed that we will not, and will not cause any of our subsidiaries to, declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, if at such time:

     - an event has occurred, of which we have actual knowledge, that with the giving of notice or the lapse of time, or both, would constitute an event of default and in respect of which we have not taken reasonable steps to cure;

     - we are in default with respect to the payment of any obligations under the relevant guarantee agreement; or

     - we have given notice of our selection of an extension period as provided in such indenture with respect to the subordinated debentures and have not rescinded such notice, or such extension period (or any extension thereof) is continuing.

  DIVIDEND RESTRICTIONS UNDER MICHIGAN LAW

     Michigan law prohibits payment of a dividend or a repurchase of capital stock if, after giving it effect, a corporation would not be able to pay its debts as they become due in the usual course of business, or its total assets would be less than the sum of its total liabilities plus, unless the Articles of Incorporation provide otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution (including the rights of holders of preferred stock, if any).

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

  VOTING RIGHTS

     Each holder of CMS Energy Common Stock is entitled to one vote for each share of CMS Energy Common Stock held by such holder on each matter voted upon by the shareholders. Such right to vote is not cumulative. A majority of the votes cast by the holders of shares entitled to vote thereon is sufficient for the adoption of any question presented, except that certain provisions of the Articles of Incorporation relating to special shareholder meetings, the removal, indemnification and liability of the Board of Directors and the requirements for amending these provisions may not be amended, altered, changed or repealed unless such amendment, alteration, change or repeal is approved by the affirmative vote of at least 75% of the outstanding shares entitled to vote thereon.

     Under Michigan law, the approval of the holders of a majority of the outstanding shares of CMS Energy Common Stock would be necessary for authorizing, effecting or validating the merger or consolidation of CMS Energy into or with any other corporation if such merger or consolidation would adversely affect the powers or special rights of such CMS Energy Common Stock, and to authorize any amendment to the Articles of Incorporation that would increase or decrease the aggregate number of authorized shares of CMS Energy Common Stock or alter or change the powers, preferences or special rights of the shares of CMS Energy Common Stock so as to affect them adversely. The Articles of Incorporation also provide that unless the vote or consent of a greater number of shares shall then be required by law, the vote or consent of the holders of a majority of the shares of CMS Energy Common Stock then outstanding will be necessary for authorizing, effecting or validating the merger or consolidation of CMS Energy into or with any other entity if such merger or consolidation would adversely affect the powers or special rights of the CMS Energy Common Stock, either directly by amendment to the Articles of Incorporation or indirectly by requiring the holders of the CMS Energy Common Stock to accept or retain, in such merger or consolidation, anything other than
(i) shares of such class or (ii) shares of the surviving or resulting corporation, having, in either case, powers and special rights identical to those of such commons stock prior to such merger or consolidation. The effect of these provisions may be to permit the holders of a majority of the outstanding shares of CMS Energy Common Stock to block any such merger or amendment which would adversely affect the powers or special rights of holders of such shares of CMS Energy Common Stock.

  PREEMPTIVE RIGHTS

     The Articles of Incorporation provide that holders of CMS Energy Common Stock will have no preemptive rights to subscribe for or purchase any additional shares of the capital stock of CMS Energy of any class now or hereafter authorized, or Preferred Stock, bonds, debentures, or other obligations or rights or options convertible into or exchangeable for or entitling the holder or owner to subscribe for or purchase any shares of capital stock, or any rights to exchange shares issued for shares to be issued.

  LIQUIDATION RIGHTS

     In the event of the dissolution, liquidation or winding up of CMS Energy, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of CMS Energy and after there shall have been paid or set apart for the holders of Preferred Stock the full preferential amounts (including any accumulated and unpaid dividends) to which they are entitled, the holders of CMS Energy Common Stock will be entitled to receive, on a per share basis, the assets of CMS Energy remaining for distribution to the holders of CMS Energy Common Stock. Neither the merger or consolidation of CMS Energy into or with any other corporation, nor the merger or consolidation of any other corporation into or with CMS Energy nor any sale, transfer or lease of all or any part of the assets of CMS Energy, shall be deemed to be a dissolution, liquidation or winding up for the purposes of this provision.

     Because CMS Energy has subsidiaries which have debt obligations and other liabilities of their own, CMS Energy's rights and the rights of its creditors and its stockholders to participate in the distribution of assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to prior claims of

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

the subsidiary's creditors, except to the extent that CMS Energy may itself be a creditor with recognized claims against the subsidiary.

  SUBDIVISION OR COMBINATION

     If CMS Energy subdivides (by stock split, stock dividend or otherwise) or combines (by reverse stock split or otherwise), the voting and liquidation rights of shares of CMS Energy Common Stock will be appropriately adjusted so as to avoid any dilution in aggregate voting or liquidation rights.

  EXCHANGES

     The Articles of Incorporation do not provide for either the mandatory or optional exchange or redemption of CMS Energy Common Stock.

  TRANSFER AGENT AND REGISTRAR

     CMS Energy Common Stock is transferable at Consumers Energy Company, One Energy Plaza, Jackson, Michigan 49201. CMS Energy is the registrar and transfer agent for CMS Energy Common Stock.

PREFERRED STOCK

     The authorized Preferred Stock may be issued without the approval of the holders of CMS Energy Common Stock in one or more series, from time to time, with each such series to have such designation, powers, preferences and relative, participating, optional or other special rights, voting rights, if any, and qualifications, limitations or restrictions thereof, as shall be stated in a resolution providing for the issue of any such series adopted by CMS Energy's Board of Directors. The Articles of Incorporation provide that holders of Preferred Stock will not have any preemptive rights to subscribe for or purchase any additional shares of the capital stock of CMS Energy of any class now or hereafter authorized, or any Preferred Stock, bonds, debentures or other obligations or rights or options convertible into or exchangeable for or entitling the holder or owner to subscribe for or purchase any shares of capital stock. The future issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change in control of CMS Energy.

  4.50% CUMULATIVE CONVERTIBLE PREFERRED STOCK

     The Articles of Incorporation establish one series of preferred stock designated as "4.50% Cumulative Convertible Preferred Stock" consisting of 5,000,000 shares with a liquidation preference of $50.00 per share (the "Cumulative Convertible Preferred Stock"). The Cumulative Convertible Preferred Stock ranks prior to any series of our CMS Energy Common Stock as to the payment of dividends and distribution of assets upon dissolution, liquidation or winding up of CMS Energy, and is convertible into shares of CMS Energy Common Stock. The holders of the Cumulative Convertible Preferred Stock have no preemptive rights.

  DIVIDENDS

     Holders of shares of Cumulative Convertible Preferred Stock will be entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cumulative cash dividends at the rate per annum of 4.50% per share on the liquidation preference thereof of $50.00 per share (equivalent to $2.25 per annum per share). Dividends on the Cumulative Convertible Preferred Stock will be payable quarterly on March 1, June 1, September 1 and December 1 of each year at such annual rate, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the issue date of the Cumulative Convertible Preferred Stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. Accumulated unpaid dividends accrue and cumulate dividends at the annual rate of 4.50%.

     As long as any Cumulative Convertible Preferred Stock is outstanding, we may not pay dividends or distributions on, or purchase, redeem or otherwise acquire, subject to certain exceptions, shares of the CMS Energy Common Stock unless all accumulated and unpaid dividends on the Cumulative Convertible Preferred Stock have been paid or set aside for payment.

  LIQUIDATION PREFERENCE

     In the event of our voluntary or involuntary liquidation, winding-up or dissolution, holders of Cumulative Convertible Preferred Stock will be entitled to receive and to be paid out of our assets available for distribution to our stockholders, before any payment or distribution is made to holders of junior stock (including CMS Energy Common Stock), a liquidation preference in the amount of $50.00 per share of Cumulative Convertible Preferred Stock, plus accumulated and unpaid dividends on the shares to the date fixed for liquidation, winding-up or dissolution. If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference of the Cumulative Convertible Preferred Stock and all parity stock are not paid in full, the holders of the Cumulative Convertible Preferred Stock and the parity stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and accumulated and unpaid dividends to which they are entitled.

  VOTING RIGHTS

     Except as required by Michigan law and our Articles of Incorporation, the holders of Cumulative Convertible Preferred Stock have no voting rights unless dividends payable on the Cumulative Convertible Preferred Stock are in arrears for six or more quarterly periods (whether or not consecutive). In that event, the holders of the Cumulative Convertible Preferred Stock, voting as a single class with the shares of any other preferred stock or preference securities having similar voting rights that are exercisable, will be entitled at the next regular or special meeting of our stockholders to elect two additional directors (or one director if fewer than six directors comprise our board prior to appointment) and the number of directors that comprise our board will be increased by the number of directors so elected. These voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the Cumulative Convertible Preferred Stock has been paid in full.

  REDEMPTION

     We cannot redeem shares of the Cumulative Convertible Preferred Stock.

  MANDATORY CONVERSION

     On or after December 5, 2008, we may, at our option, cause the Cumulative Convertible Preferred Stock to be automatically converted into that number of shares of CMS Energy Common Stock for each share of Cumulative Convertible Preferred Stock equal to $50.00 (the liquidation preference) divided by the applicable conversion rate. We may exercise our conversion right only if, for 20 trading days within any period of 30 consecutive trading days (including the last trading day of such 30-day period), the closing price of the CMS Energy Common Stock exceeds 130% of the then prevailing conversion price of the Cumulative Convertible Preferred Stock.

  CONVERSION RIGHTS

     A holder of record of Cumulative Convertible Preferred Stock may convert its shares of Cumulative Convertible Preferred Stock at any time into shares of CMS Energy Common Stock under any of the following circumstances:

     - during any calendar quarter (and only during such calendar quarter) if the last reported sale price of CMS Energy Common Stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 120% of the conversion price per share of CMS Energy Common Stock on such last trading day;
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

     - upon the occurrence of specified corporate transactions; and

     - subject to certain exceptions, during the five business day period immediately following any ten consecutive trading-day period in which the trading price per share of Cumulative Convertible Preferred Stock for each day of that period was less than 95% of the product of the closing sale price of CMS Energy Common Stock and the applicable conversion rate of such share of Cumulative Convertible Preferred Stock; provided, however, a holder may not convert its shares of Cumulative Convertible Preferred Stock if the average closing sale price of CMS Energy Common Stock for such ten consecutive trading-day period was between the then current conversion price on the Cumulative Convertible Preferred Stock and 120% of the then applicable conversion price on the Cumulative Convertible Preferred Stock.

     For each share of Cumulative Convertible Preferred Stock surrendered for conversion, holders will receive 5.0541 shares of CMS Energy Common Stock. This represents an initial conversion price of $9.893 per share of CMS Energy Common Stock. The conversion rate may be adjusted for certain reasons, but it will not be adjusted for accumulated and unpaid dividends on the Preferred Stock.

PRIMARY SOURCE OF FUNDS OF CMS ENERGY; RESTRICTIONS ON SOURCES OF DIVIDENDS

     The ability of CMS Energy to pay (i) dividends on its capital stock and
(ii) its indebtedness, including the Debt Securities, depends and will depend substantially upon timely receipt of sufficient dividends or other distributions from its subsidiaries, in particular Consumers and Enterprises. Each of Consumers' and Enterprises' ability to pay dividends on its common stock depends upon its revenues, earnings and other factors. Consumers' revenues and earnings will depend substantially upon rates authorized by the MPSC.

     Consumers' Restated Articles of Incorporation ("Articles") provide two restrictions on its payment of dividends on its common stock. First, prior to the payment of any common stock dividend, Consumers must reserve retained earnings after giving effect to such dividend payment of at least (i) $7.50 per share on all then outstanding shares of its preferred stock, (ii) in respect to its Class A Preferred Stock, 7.5% of the aggregate amount established by its Board of Directors to be payable on the shares of each series thereof in the event of involuntary liquidation of Consumers and (iii) $7.50 per share on all then outstanding shares of all other stock over which its preferred stock and Class A Preferred Stock do not have preference as to the payment of dividends and as to assets. Second, dividend payments during the 12 month period ending with the month the proposed payment is to be paid are limited to: (i) 50% of net income available for the payment of dividends during the base period, if the ratio of common stock and surplus to total capitalization and surplus for 12 consecutive calendar months within the 14 calendar months immediately preceding the proposed dividend payment (the "base period"), adjusted to reflect the proposed dividend, is less than 20%; and (ii) 75% of net income available for the payment of dividends during the base period if the ratio of common stock and surplus to total capitalization and surplus for the base period, adjusted to reflect the proposed dividend, is at least 20% but less than 25%.

     In addition, Consumers' indenture dated as of January 1, 1996, between Consumers and The Bank of New York, as trustee (the "Preferred Securities Indenture"), and certain preferred securities guarantees by Consumers dated January 23, 1996, September 11, 1997 and October 25, 1999 (collectively, the "Consumers Preferred Securities Guarantees"), in connection with which the 8.36% Trust Originated Preferred Securities of Consumers Power Company Financing I, the 8.20% Trust Originated Preferred Securities of Consumers Energy Company Financing II, the 9 1/4% Trust Originated Preferred Securities of Consumers Energy Company Financing III and the 9.00% Trust Preferred Securities of Consumers Energy Company Financing IV (collectively, the "Consumers Trust Preferred Securities") were issued, provide that Consumers shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock if (i) there shall have occurred any event that would constitute an event of default under the Preferred Securities Indenture or the trust agreements pursuant to which the Consumers Trust Preferred Securities were issued, (ii) a default has occurred with respect to its payment of any obligations under the Consumers Preferred

Securities Guarantees or certain Consumers common stock guarantees or (iii) it gives notice of its election to extend the interest payment period on the subordinated notes issued under the Preferred Securities Indenture, at any time for up to 20 consecutive quarters, provided, however, Consumers may declare and pay stock dividends where the dividend stock is the same stock as that on which the dividend is being paid.

     Consumers' ability to pay dividends is also restricted by several existing loan agreements. The loan agreements are:

     - The Amended and Restated Credit Agreement dated as of August 3, 2004 among Consumers, Bank One, N.A., as agent, and the financial institutions named therein; and

     - Term Loan Agreement dated as of November 7, 2003 among Consumers, Bank One, N.A., as agent, and the financial institutions named therein.

     Pursuant to these loan agreements, so long as there exists no event of default under these agreements, Consumers may pay dividends in an aggregate amount not to exceed $300 million during any calendar year.

     On June 2, 2003, the MPSC issued a financing order authorizing the issuance of $554 million of securitization bonds. The order would prohibit Consumers from paying any extraordinary dividends to us until further order of the MPSC. Pursuant to the order, extraordinary dividends are considered any amount over and above Consumers' earnings. The order also directed that the securitization charges be designed such that retail open access customers would pay a significantly smaller charge than would full service customers. On July 1, 2003, Consumers filed a petition for rehearing and clarification of certain portions of the order with the MPSC, including the portion dealing with the design of the securitization charges. In December 2003, the MPSC issued its order on rehearing which rejected our requests for rehearing and clarification and remanded the proceeding to the administrative law judge for additional proceedings.

     In December 2003, the MPSC issued an order granting interim gas rate relief in the amount of $19.34 million annually. In connection with this rate relief, Consumers agreed to limit its dividends to CMS Energy to a maximum of $190 million annually during the period in which Consumers receives the interim relief. The MPSC stated in its order that it was not determining at that time whether dividend restrictions should continue after the issuance of a final order.

     Consumers' Articles also prohibit the payment of cash dividends on its common stock if Consumers is in arrears on preferred stock dividend payments.

     In addition, Michigan law prohibits payment of a dividend if, after giving it effect, Consumers or Enterprises would not be able to pay its debts as they become due in the usual course of business, or its total assets would be less than the sum of its total liabilities plus, unless the Articles permit otherwise, the amount that would be needed, if Consumers or Enterprises were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Currently, it is Consumers' policy to pay annual dividends equal to 80% of its annual consolidated net income. Consumers' Board of Directors reserves the right to change this policy at any time.

DEBT SECURITIES

     The Debt Securities offered by this prospectus will be unsecured obligations of CMS Energy and will be either senior or subordinated debt. Senior Debentures will be issued under a senior debt indenture and Subordinated Debentures will be issued under a subordinated debt indenture. The senior debt indenture and the subordinated debt indenture are sometimes referred to in this prospectus individually as an "indenture" and collectively as the "indentures."

     The following briefly summarizes the material provisions of the indentures and the Debt Securities. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of Debt
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

Securities, which will be described in more detail in the applicable prospectus supplement. Copies of the indentures may be obtained from CMS Energy or the applicable trustee.

     Unless otherwise provided in the applicable prospectus supplement, the trustee under the senior debt indenture will be J.P. Morgan Trust Company, N.A and the trustee under the subordinated debt indenture will be The Bank of New York.

GENERAL

     The indentures provide that Debt Securities of CMS Energy may be issued in one or more series, with different terms, in each case as authorized from time to time by CMS Energy.

     Federal income tax consequences and other special considerations applicable to any Debt Securities issued by CMS Energy at a discount will be described in the applicable prospectus supplement.

     Because CMS Energy is a holding company, the claims of creditors of CMS Energy's subsidiaries will have a priority over CMS Energy's equity rights and the rights of CMS Energy's creditors, including the holders of Debt Securities, to participate in the assets of the subsidiary upon the subsidiary's liquidation.

     The applicable prospectus supplement relating to any series of Debt Securities will describe the following terms, where applicable:

     - the title of the Debt Securities;

     - whether the Debt Securities will be senior or subordinated debt;

     - the total principal amount of the Debt Securities;

     - the percentage of the principal amount at which the Debt Securities will be sold and, if applicable, the method of determining the price;

     - the maturity date or dates;

     - the interest rate or the method of computing the interest rate;

     - the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

     - the location where payments on the Debt Securities will be made;

     - the terms and conditions on which the Debt Securities may be redeemed at the option of CMS Energy;

     - any obligation of CMS Energy to redeem, purchase or repay the Debt Securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

     - any provisions for the discharge of CMS Energy's obligations relating to the Debt Securities by deposit of funds or United States government obligations;

     - whether the Debt Securities are to trade in book-entry form and the terms and any conditions for exchanging the global security in whole or in part for paper certificates;

     - any material provisions of the applicable indenture described in this prospectus that do not apply to the Debt Securities;

     - any additional amounts with respect to the Debt Securities that CMS Energy will pay to a non-United States person because of any tax, assessment or governmental charge withheld or deducted and, if so, any option of CMS Energy to redeem the Debt Securities rather than paying these additional amounts; and

     - any other specific terms of the Debt Securities.

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

CONCERNING THE TRUSTEES

     Each of J.P. Morgan Trust Company, N.A, the trustee under the senior debt indenture, and The Bank of New York, the trustee under the subordinated debt indenture, is one of a number of banks with which CMS Energy and its subsidiaries maintain ordinary banking relationships, including credit facilities.

EXCHANGE AND TRANSFER

     Debt Securities may be presented for exchange and registered Debt Securities may be presented for registration of transfer at the offices and subject to the restrictions set forth therein and in the applicable prospectus supplement without service charge, but upon payment of any taxes or other governmental charges due in connection therewith, subject to any limitations contained in the applicable indenture. Debt Securities in bearer form and the coupons appertaining thereto, if any, will be transferable by delivery.

PAYMENT

     Distributions on the Debt Securities in registered form will be made at the office or agency of the applicable trustee in the Borough of Manhattan, the City of New York or its other designated office. However, at the option of CMS Energy, payment of any interest may be made by check or by wire transfer. Payment of any interest due on Debt Securities in registered form will be made to the persons in whose name the Debt Securities are registered at the close of business on the record date for such interest payments. Payments made in any other manner will be specified in the prospectus supplement.

EVENTS OF DEFAULT

     Each indenture provides that events of default regarding any series of Debt Securities will be:

     - failure to pay required interest on any Debt Security of such series for 30 days;

     - failure to pay principal other than a scheduled installment payment or premium, if any, on any Debt Security of such series when due;

     - failure to make any required scheduled installment payment for 30 days on Debt Securities of such series;

     - failure to perform for 90 days after notice any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of Debt Securities other than such series;

     - certain events of bankruptcy or insolvency, whether voluntary or not; or

     - entry of final judgments against CMS Energy or Consumers for more than $25,000,000 which remain undischarged or unbonded for 60 days or a default resulting in the acceleration of indebtedness of CMS Energy or Consumers of more than $25,000,000, and the acceleration has not been rescinded or annulled within 10 days after written notice of such default as provided in the applicable indenture.

     Additional events of default may be prescribed for the benefit of the holders of a particular series of Debt Securities and will be described in the prospectus supplement relating to those Debt Securities.

     If an event of default regarding Debt Securities of any series issued under the indentures should occur and be continuing, either the trustee or the holders of 25% in the principal amount of outstanding Debt Securities of such series may declare each Debt Security of that series due and payable.

     Holders of a majority in principal amount of the outstanding Debt Securities of any series will be entitled to control certain actions of the trustee under the indentures and to waive past defaults regarding such series. The trustee generally will not be requested, ordered or directed by any of the holders of Debt Securities, unless one or more of such holders shall have offered to the trustee reasonable security or indemnity.

     Before any holder of any series of Debt Securities may institute action for any remedy, except payment on such holder's Debt Security when due, the holders of not less than 25% in principal amount of the Debt Securities of that series outstanding must request the trustee to take action. Holders must also offer and give the satisfactory security and indemnity against liabilities incurred by the trustee for taking such action.

     CMS Energy is required to annually furnish the relevant trustee a statement as to CMS Energy's compliance with all conditions and covenants under the applicable indenture. Each indenture provides that the relevant trustee may withhold notice to the holders of the Debt Securities of any series of any default affecting such series, except payment on holders' Debt Securities when due, if it considers withholding notice to be in the interests of the holders of the Debt Securities of such series.

CONSOLIDATION, MERGER OR SALE OF ASSETS

     Each indenture provides that CMS Energy may consolidate with or merge into, or sell, lease or convey its property as an entirety or substantially as an entirety to, any other corporation if the new corporation assumes the obligations of CMS Energy under the Debt Securities and the indentures and is organized and existing under the laws of the United States of America, any U.S. state or the District of Columbia.

MODIFICATION OF THE INDENTURE

     Each indenture permits CMS Energy and the relevant trustee to enter into supplemental indentures without the consent of the holders of the Debt Securities to establish the form and terms of any series of securities under the indentures.

     Each indenture also permits CMS Energy and the relevant trustee, with the consent of the holders of at least a majority in total principal amount of the Debt Securities of all series then outstanding and affected (voting as one class), to change in any manner the provisions of the applicable indenture or modify in any manner the rights of the holders of the Debt Securities of each such affected series. CMS Energy and the relevant trustee may not, without the consent of the holder of each Debt Security affected, enter into any supplemental indenture to:

     - change the time of payment of the principal;

     - reduce the principal amount of such Debt Security;

     - reduce the rate or change the time of payment of interest on such Debt Security;

     - reduce the amount payable on any securities issued originally at a discount upon acceleration or provable in bankruptcy; or

     - impair the right to institute suit for the enforcement of any payment on any Debt Security when due.

     In addition, no such modification may reduce the percentage in principal amount of the Debt Securities of the affected series, the consent of whose holders is required for any such modification or for any waiver provided for in the applicable indenture.

     Prior to the acceleration of the maturity of any Debt Security, the holders, voting as one class, of a majority in total principal amount of the Debt Securities with respect to which a default or event of default shall have occurred and be continuing may on behalf of the holders of all such affected Debt Securities waive any past default or event of default and its consequences, except a default or an event of default in respect of a covenant or provision of the applicable indenture or of any Debt Security which cannot be modified or amended without the consent of the holder of each Debt Security affected.

DEFEASANCE, COVENANT DEFEASANCE AND DISCHARGE

     Each indenture provides that, at the option of CMS Energy:

     - CMS Energy will be discharged from all obligations in respect of the Debt Securities of a particular series then outstanding (except for certain obligations to register the transfer of or exchange the Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and to maintain the trust described below); or

     - CMS Energy need not comply with certain restrictive covenants of the relevant indenture (including those described under "Consolidation, Merger or Sale of Assets").

     If CMS Energy in each case irrevocably deposits in trust with the relevant trustee money, and/or securities backed by the full faith and credit of the United States which, through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all the principal and interest on the Debt Securities of such series on the stated maturities of such Debt Securities in accordance with the terms thereof.

     To exercise this option, CMS Energy is required to deliver to the relevant trustee an opinion of independent counsel to the effect that:

     - the exercise of such option would not cause the holders of the Debt Securities of such series to recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and such holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

     - in the case of a discharge as described above, such opinion is to be accompanied by a private letter ruling to the same effect received from the Internal Revenue Service, a revenue ruling to such effect pertaining to a comparable form of transaction published by the Internal Revenue Service or appropriate evidence that since the date of the applicable indenture there has been a change in the applicable federal income tax law.

     In the event:

     - CMS Energy exercises its option to effect a covenant defeasance with respect to the Debt Securities of any series as described above,

     - the Debt Securities of such series are thereafter declared due and payable because of the occurrence of any event of default other than an event of default caused by failing to comply with the covenants which are defeased,

     - the amount of money and securities on deposit with the relevant trustee would be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such event of default,

     CMS Energy would remain liable for such amounts.

GOVERNING LAW

     Each indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of Michigan unless the laws of another jurisdiction shall mandatorily apply.

SENIOR DEBENTURES

     The Senior Debentures will be issued under the senior debt indenture and will rank on an equal basis with all other unsecured debt of CMS Energy except subordinated debt.

SUBORDINATED DEBENTURES

     The Subordinated Debentures will be issued under the subordinated debt indenture and will rank subordinated and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all "Senior Indebtedness" (as defined below) of CMS Energy.

     If CMS Energy defaults in the payment of any distributions on any Senior Indebtedness when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, CMS Energy cannot make a payment on account of or redeem or otherwise acquire the Subordinated Debentures. The subordinated debt indenture provisions described in this paragraph, however, do not prevent CMS Energy from making sinking fund payments in Subordinated Debentures acquired prior to the maturity of Senior Indebtedness or, in the case of default, prior to such default and notice thereof. If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to CMS Energy, its creditors or its property, then all Senior Indebtedness must be paid in full before any payment may be made to any holders of Subordinated Debentures. Holders of Subordinated Debentures must return and deliver any payments received by them, other than in a plan of reorganization or through a defeasance trust as described above, directly to the holders of Senior Indebtedness until all Senior Indebtedness is paid in full.

     "Senior Indebtedness" means distributions on the following, whether outstanding on the date of execution of the subordinated debt indenture or thereafter incurred, created or assumed:

     - indebtedness of CMS Energy for money borrowed by CMS Energy or evidenced by debentures (other than the Subordinated Debentures), notes, bankers' acceptances or other corporate debt securities or similar instruments issued by CMS Energy;

     - obligations of CMS Energy with respect to letters of credit;

     - all indebtedness of others of the type referred to in the two preceding clauses assumed by or guaranteed in any manner by CMS Energy or in effect guaranteed by CMS Energy; or

     - renewals, extensions or refundings of any of the indebtedness referred to in the preceding three clauses unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same or the assumption or guarantee of the same, or pursuant to which the same is outstanding, such indebtedness or such renewal, extension or refunding thereof is not superior in right of payment to the subordinated debt securities.

     The subordinated debt indenture does not limit the total amount of Senior Indebtedness that may be issued.

CERTAIN COVENANTS

     If Debt Securities are issued to a Trust or a trustee of such Trust in connection with the issuance of Trust Preferred Securities by such Trust, CMS Energy will covenant that it will not, and it will not cause any of its subsidiaries to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of CMS Energy's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of CMS Energy that rank pari passu (in the case of Subordinated Debentures) with or junior (in the case of Senior and Subordinated Debentures) to that Debt Security (other than
(a) any dividend, redemption, liquidation, interest, principal or guarantee payment by CMS Energy where the payment is made by way of securities (including capital stock) that rank pari passu with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made, (b) payments under the Guarantees, (c) purchases of CMS Energy Common Stock related to the issuance of CMS Energy Common Stock under any of CMS Energy's benefit plans for its directors, officers or employees, (d) as a result of a reclassification of CMS Energy's capital stock or the exchange or conversion of one series or class of CMS

Energy's capital stock for another series or class of CMS Energy's capital stock and (e) the purchase of fractional interests in shares of CMS Energy's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged) if at such time (i) there shall have occurred any event of which CMS Energy has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute an event of default under the indentures and (b) in respect of which CMS Energy shall not have taken reasonable steps to cure, (ii) CMS Energy shall be in default with respect to its payment of any obligations under the Guarantees or (iii) CMS Energy shall have given notice of its selection of an Extension Period as provided in the indentures with respect to the Debt Securities and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing. CMS Energy will also covenant (i) for so long as Trust Preferred Securities are outstanding, not to convert the Debt Securities except pursuant to a notice of conversion delivered to the Conversion Agent (as defined in the indentures) by a holder of Trust Preferred Securities, (ii) to maintain directly or indirectly 100% ownership of the Common Securities, provided that certain successor which are permitted pursuant to the indentures may succeed to CMS Energy's ownership of the Common Securities, (iii) not to voluntarily terminate, wind-up or liquidate such Trust, except (a) in connection with a distribution of the Debt Securities to the holders of the Trust Preferred Securities in liquidation of such Trust or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement, (iv) to maintain the reservation for issuance of the number of shares of CMS Energy Common Stock that would be required from time to time upon the conversion of all the Debt Securities then outstanding, (v) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause such Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes and (vi) to deliver shares of CMS Energy Common Stock upon an election by the holders of the Trust Preferred Securities to convert such Trust Preferred Securities into CMS Energy Common Stock.

     As part of the Guarantees, CMS Energy will agree that it will honor all obligations described therein relating to the conversion or exchange of the Trust Preferred Securities into or for CMS Energy Common Stock, Senior Debentures or Subordinated Debentures.

CONVERSION RIGHTS

     If the prospectus supplement provides, the Holders of Debt Securities may convert such Debt Securities into CMS Energy Common Stock, as defined herein (see "Description of Securities -- Common Stock"), at the option of the Holders at the principal amount thereof, or of such portion thereof, at any time during the period specified in the prospectus supplement, at the conversion price or conversion rate specified in the prospectus supplement; except that, with respect to any Debt Securities (or portion thereof) called for redemption, such conversion right shall terminate at the close of business on the fifteenth day prior to the date fixed for redemption of such Debt Security, unless CMS Energy shall default in payment of the amount due upon redemption thereof.

     The conversion privilege and conversion price or conversion rate will be adjusted in certain events, including if CMS Energy:

     - pays a dividend or makes a distribution in shares of CMS Energy Common Stock;

     - subdivides its outstanding shares of CMS Energy Common Stock into a greater number of shares;

     - combines its outstanding shares of CMS Energy Common Stock into a smaller number of shares;

     - pays a dividend or makes a distribution on its CMS Energy Common Stock other than in shares of its CMS Energy Common Stock;

     - issues by reclassification of its shares of CMS Energy Common Stock any shares of its capital stock;

     - issues any rights or warrants to all holders of shares of its CMS Energy Common Stock entitling them (for a period expiring within 45 days, or such other period as may be specified in the prospectus supplement) to purchase shares of CMS Energy Common Stock (or Convertible Securities as defined in the indentures) at a price per share less than the Average Market Price (as defined in the indentures) per share for such CMS Energy Common Stock; or

     - distributes to all holders of shares of its CMS Energy Common Stock any assets or Debt Securities or any rights or warrants to purchase securities, provided that no adjustment shall be made under the last two bullet points above if the adjusted conversion price would be higher than, or the adjusted conversion rate would be less than, the conversion price or conversion rate, as the case may be, in effect prior to such adjustment.

     CMS Energy may reduce the conversion price or increase the conversion rate, temporarily or otherwise, by any amount but in no event shall such adjusted conversion price or conversion rate result in shares of CMS Energy Common Stock being issuable upon conversion of the Debt Securities if converted at the time of such adjustment at an effective conversion price per share less than the par value of the CMS Energy Common Stock at the time such adjustment is made. No adjustments in the conversion price or conversion rate need be made unless the adjustment would require an increase or decrease of at least one percent (1%) in the initial conversion price or conversion rate. Any adjustment which is not made shall be carried forward and taken into account in any subsequent adjustment. The foregoing conversion provisions may be modified to the extent set forth in the prospectus supplement.

TRUST PREFERRED SECURITIES

  GENERAL

     Each Trust may issue, from time to time, Trust Preferred Securities having terms described in the applicable prospectus supplement. The Trust Agreement of each Trust will authorize the establishment of no more than one series of Trust Preferred Securities, having such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such rights or restrictions as shall be set forth therein or otherwise established by the relevant Trust Trustees. Reference is made to the prospectus supplement relating to the Trust Preferred Securities for specific terms, including:

     - the distinctive designation and the number of Trust Preferred Securities to be offered which will represent undivided beneficial interests in the assets of the Trust;

     - the annual distribution rate and the dates or date upon which such distributions will be paid, provided, however distributions on the Trust Preferred Securities will be paid quarterly in arrears to holders of Trust Preferred Securities as of a record date on which the Trust Preferred Securities are outstanding;

     - whether holders' can convert the Trust Preferred Securities into shares of CMS Energy Common Stock;

     - whether distributions on Trust Preferred Securities would be deferred during any deferral of interest payments on the Debt Securities, provided, however that no such deferral, including extensions, if any, may exceed 20 consecutive quarters nor extend beyond the stated maturity date of the Debt Securities, and at the end of any such deferrals, CMS Energy shall make all interest payments then accrued or deferred and unpaid (including any compounded interest);

     - the amount of any liquidation preference;

     - the obligation, if any, of the Trust to redeem Trust Preferred Securities through the exercise of CMS Energy of an option on the corresponding Debt Securities and the price or prices at which, the period or periods within which and the terms and conditions upon which Trust Preferred Securities shall be purchased or redeemed, in whole or in part, pursuant to such obligation;

     - the period or periods within which and the terms and conditions, if any, including the price or prices or the rate or rates of conversion or exchange and the terms and conditions of any adjustments thereof, upon which the Trust Preferred Securities shall be convertible or exchangeable at the option of the holder of the Trust Preferred Securities or other property or cash;

     - the voting rights, if any, of the Trust Preferred Securities in addition to those required by law and in the Trust Agreement, or set forth under a Guarantee (as defined below);

     - the additional payments, if any, which the Trust will pay as a distribution as necessary so that the net amounts reserved by the Trust and distributable to the holders of the Trust Preferred Securities, after all taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) have been paid will not be less than the amount that would have been reserved and distributed by the Trust, and the amount the holders of the Trust Preferred Securities would have reserved, had no such taxes, duties, assessments or governmental charges been imposed;

     - the terms and conditions, if any, upon which the Debt Securities may be distributed to holders of Trust Preferred Securities; and

     - any other relative rights, powers, preferences, privileges, limitations or restrictions of the Trust Preferred Securities not inconsistent with the Trust Agreement or applicable law. All Trust Preferred Securities offered hereby will be irrevocably guaranteed by CMS Energy, on a senior or subordinated basis, as applicable, and to the extent set forth below under "The Guarantees." Any applicable federal income tax considerations applicable to any offering of the Trust Preferred Securities will be described in the prospectus supplement relating thereto. The aggregate number of Trust Preferred Securities which the Trust shall have authority to issue will be pursuant to the terms of the Trust Agreement.

                EFFECT OF OBLIGATIONS UNDER THE DEBT SECURITIES
                               AND THE GUARANTEES

     As set forth in the Trust Agreement, the sole purpose of the Trust is to issue the Trust Securities evidencing undivided beneficial interests in the assets of each of the Trusts, and to invest the proceeds from such issuance and sale to acquire directly the Debt Securities from CMS Energy.

     As long as payments of interest and other payments are made when due on the Debt Securities, such payments will be sufficient to cover distributions and payments due on the Trust Securities because of the following factors:

     - the aggregate principal amount of Debt Securities will be equal to the sums of the aggregate stated liquidation amount of the Trust Securities;

     - the interest rate and the interest and other payment dates on the Debt Securities will match the distribution rate and distribution and other payment dates for the Trust Securities;

     - CMS Energy shall pay all, and the Trust shall not be obligated to pay, directly or indirectly, all costs, expenses, debt and obligations of the Trust (other than with respect to the Trust Securities); and

     - the Trust Agreement further provides that CMS Energy Trustees shall not take or cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

     Payments of distributions (to the extent funds therefore are available) and other payments due on the Trust Preferred Securities (to the extent funds therefor are available) are guaranteed by CMS Energy as and to the extent set forth under "The Guarantees" below. If CMS Energy does not make interest payments on the Debt Securities purchased by the Trust, it is expected that the Trust will not have sufficient funds to pay distributions on the Trust Preferred Securities. The Guarantees do not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of distributions and other payments on the Trust Preferred Securities only if and to the extent that CMS Energy has made a payment of interest or principal on the Debt Securities held by the Trust as its sole asset. The Guarantees, when taken together with CMS Energy's obligations under the Debt Securities and the Indenture and its obligations under the Trust Agreement, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust securities), provide a full and unconditional guarantee of amounts on the Trust Preferred Securities.

     If CMS Energy fails to make interest or other payments on the Debt Securities when due (taking account of any extension period), the Trust Agreement provides a mechanism whereby the holders of the Trust Preferred Securities may direct a Property Trustee to enforce its rights under the Debt Securities. If a Property Trustee fails to enforce its rights under the Debt Securities, a holder of Trust Preferred Securities may institute a legal proceeding against CMS Energy to enforce a Property Trustee's rights under the Debt Securities without first instituting any legal proceeding against a Property Trustee or any other person or entity. Notwithstanding the foregoing, if an event of default has occurred and is continuing under the Trust Agreement, and such event is attributable to the failure of CMS Energy to pay interest or principal on the Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption on the redemption date), then a holder of Trust Preferred Securities may institute legal proceedings directly against CMS Energy to obtain payment. If CMS Energy fails to make payments under the Guarantees, the Guarantees provide a mechanism whereby the holders of the Trust Preferred Securities may direct a Guarantee Trustee to enforce its rights thereunder. Any holder of Trust Preferred Securities may institute a legal proceeding directly against CMS Energy to enforce a Guarantee Trustee's rights under a Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee, or any other person or entity.

THE GUARANTEES

     Set forth below is a summary of information concerning the Guarantees which will be executed and delivered by CMS Energy for the benefit of the holders, from time to time, of the Trust Preferred Securities. Each Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939. Either The Bank of New York, or J.P. Morgan Trust Company, N.A, each an independent trustee, will act as indenture trustee under the Guarantees for the purpose of compliance with the provisions of the Trust Indenture Act of 1939. This summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Guarantees, which is filed as an exhibit to the Registration Statement of which this prospectus forms a part.

GENERAL

     CMS Energy will irrevocably agree to pay in full, on a senior or subordinated basis, as applicable, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Trust Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. The following payments with respect to the Trust Preferred Securities, to the extent not paid by or on behalf of the Trust (the "Guarantee Payments"), will be subject to a
Guarantee: (i) any accumulated and unpaid distributions required to be paid on the Trust Preferred Securities, to the extent that the Trust has funds on hand available therefor at such time; (ii) the redemption price with respect to any Trust Preferred Securities called for redemption to the extent that the Trust has funds on hand available therefor at such time; or (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust (unless the Debt Securities are distributed to holders of the Trust Preferred Securities), the lesser of (a) the liquidation distribution, to the extent that the Trust has funds on hand available therefor at such time, and (b) the amount of assets of the Trust remaining available for distribution to holders of Trust Preferred Securities. CMS Energy's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts of CMS Energy to the holders of the Trust Preferred Securities or by causing the Trust to pay such amount to such holders.

     Such Guarantees will be irrevocable guarantees, on a senior or subordinated basis, as applicable, of the Trust's obligations under the Trust Preferred Securities, but will apply only to the extent that the Trust has funds sufficient to make such payments, and are not guarantees of collection. If CMS Energy does not make interest payments on the Debt Securities held by the Trust, the Trust will not be able to pay distributions on the Trust Preferred Securities and will not have funds legally available therefor.

     CMS Energy has, through the Guarantees, the Trust Agreements, the Senior Debentures, the Subordinated Debentures, the indentures and the Expense Agreement, taken together, fully, irrevocably and unconditionally guaranteed all of the Trust's obligations under the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the Trust Preferred Securities.

     CMS Energy has also agreed separately to irrevocably and unconditionally guarantee the obligations of the Trust with respect to the Common Securities to the same extent as the Guarantees, except that upon the occurrence and during the continuation of a Trust Agreement Event of Default, holders of Trust Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF CMS ENERGY

     CMS Energy will covenant in each Guarantee that if and so long as (i) the Trust is the holder of all the Debt Securities, (ii) a Tax Event (as defined in the Guarantee) in respect of the Trust has occurred and is continuing and (iii) CMS Energy has elected, and has not revoked such election, to pay Additional Sums (as defined in the Guarantee) in respect of the Trust Preferred Securities and Common Securities, CMS Energy will pay to the Trust such Additional Sums. CMS Energy will also covenant that it will not, and it will not cause any of its subsidiaries to (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of CMS Energy's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of CMS Energy that rank pari passu (in the case of Subordinated Debentures with or junior in the case of the Senior and Subordinated Debentures) to the Debt Securities (other than (a) any dividend, redemption, liquidation, interest, principal or guarantee payment by CMS Energy where the payment is made by way of securities (including capital stock) that rank pari passu with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made, (b) payments under the Guarantees, (c) purchases of CMS Energy Common Stock related to the issuance of CMS Energy Common Stock under any of CMS Energy's benefit plans for its directors, officers or employees, (d) as a result of a reclassification of CMS Energy's capital stock or the exchange or conversion of one series or class of CMS Energy's capital stock for another series or class of CMS Energy's capital stock and (e) the purchase of fractional interests in shares of CMS Energy's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged) if at such time (i) there shall have occurred any event of which CMS Energy has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute an event of default and (b) in respect of which CMS Energy shall not have taken reasonable steps to cure, (ii) CMS Energy shall be in default with respect to its payment of any obligations under the Guarantee or (iii) CMS Energy shall have given notice of its selection of an Extension Period as provided in the indentures with respect to the Debt Securities and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing. CMS Energy also will covenant to (i) for so long as Trust Preferred Securities are outstanding, not convert Debt Securities except pursuant to a notice of conversion delivered to the Conversion Agent by a holder of Trust Preferred Securities, (ii) maintain directly or indirectly 100% ownership of the Common Securities, provided that certain successors which are permitted pursuant to the indentures may succeed to CMS Energy's ownership of the Common Securities, (iii) not voluntarily terminate, wind-up or liquidate the Trust, except (a) in connection with a distribution of the Debt Securities to the holders of the Trust Preferred Securities in liquidation of the Trust or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement, (iv) maintain the reservation for issuance of the number of shares of CMS Energy Common Stock that would be required from time to time upon the conversion of all the Debt Securities then outstanding, (v) use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes and (vi) deliver shares of CMS Energy Commo n Stock upon an election by the holders of the Trust Preferred Securities to convert such Trust Preferred Securities into CMS Energy Common Stock.

     As part of the Guarantees, CMS Energy will agree that it will honor all obligations described therein relating to the conversion or exchange of the Trust Preferred Securities into or for CMS Energy Common Stock, Senior Debentures or Subordinated Debentures.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes which do not materially adversely affect the rights of holders of the Trust Preferred Securities (in which case no vote will be required), the Guarantees may not be amended without the prior approval of the holders of not less than a majority in aggregate liquidation amount of such outstanding Trust Preferred Securities. All guarantees and agreements contained in the Guarantees shall bind the successors, assigns, receivers, trustees and representatives of CMS Energy and shall inure to the benefit of the holders of the Trust Preferred Securities then outstanding.

TERMINATION OF THE GUARANTEES

     The Guarantees will terminate and be of no further force and effect upon full payment of the redemption price of the Trust Preferred Securities, upon full payment of the amounts payable upon liquidation of the Trust, upon the distribution, if any, of CMS Energy Common Stock to the holders of Trust Preferred Securities in respect of the conversion of all such holders' Trust Preferred Securities into CMS Energy Common Stock or upon distribution of the Debt Securities to the holders of the Trust Preferred Securities in exchange for all of the Trust Preferred Securities. The Guarantees will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities must restore payment of any sums paid under such Trust Preferred Securities or the Guarantees.

EVENTS OF DEFAULT

     An event of default under a Guarantee will occur upon the failure of CMS Energy to perform any of its payment or other obligations thereunder. The holders of a majority in aggregate liquidation amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to a Guarantee Trustee in respect of a Guarantee or to direct the exercise of any trust or power conferred upon a Guarantee Trustee under the Guarantees.

     If a Guarantee Trustee fails to enforce a Guarantee, any holder of the Trust Preferred Securities may institute a legal proceeding directly against CMS Energy to enforce its rights under such Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. In addition, any record holder of Trust Preferred Securities shall have the right, which is absolute and unconditional, to proceed directly against CMS

     Energy to obtain Guarantee Payments, without first waiting to determine if the Guarantee Trustee has enforced a Guarantee or instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. CMS Energy has waived any right or remedy to require that any action be brought just against the Trust, or any other person or entity before proceeding directly against CMS Energy.

     CMS Energy, as guarantor, is required to file annually with each Guarantee Trustee a certificate as to whether or not CMS Energy is in compliance with all the conditions and covenants applicable to it under the Guarantees.

STATUS OF THE GUARANTEES

     The Guarantees will constitute unsecured obligations of CMS Energy and will rank equal to or subordinate and junior in right of payment to all other liabilities of CMS Energy, as applicable. The Guarantees will rank pari passu with or senior to, as applicable, any guarantee now or hereafter entered into by CMS Energy in respect of any preferred or preference stock of any affiliate of CMS Energy.

     The Guarantees will constitute a guarantee of payment and not of collection which means that the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity. The Guarantees will be held for the benefit of the holders of the Trust Preferred Securities. The Guarantees will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Trust or upon distribution of the Debt Securities to the holders of the Trust Preferred Securities. The Guarantees do not place a limitation on the amount of additional indebtedness that may be incurred by CMS Energy or any of its subsidiaries.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     CMS Energy may issue Stock Purchase Contracts, representing contracts obligating holders to purchase from CMS Energy, and CMS Energy to sell to the holders, a specified number of shares of CMS Energy Common Stock at a future date or dates. The price per share of CMS Energy Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as part of Stock Purchase Units consisting of a Stock Purchase Contract and Senior Debentures, Subordinated Debentures, Trust Preferred Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require CMS Energy to make periodic payments to the holders of the Stock Purchase Units or visa versa, and such payments may be unsecured or refunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

     The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.

                              PLAN OF DISTRIBUTION

     CMS Energy and/or the Trusts may sell the Offered Securities: (i) through the solicitation of proposals of underwriters or dealers to purchase the Offered Securities; (ii) through underwriters or dealers on a negotiated basis; (iii) directly to a limited number of purchasers or to a single purchaser; or (iv) through agents. The prospectus supplement with respect to any Offered Securities will set forth the terms of such offering, including the name or names of any underwriters, dealers or agents; the purchase price of the Offered Securities and the proceeds to CMS Energy and/or the Trust from such sale; any underwriting discounts and commissions and other items constituting underwriters' compensation; any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such Offered Securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities will be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement relating thereto, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Offered Securities if any are purchased.

     CMS Energy and/or the Trusts may sell Offered Securities to dealers as principals. The dealers may then resell such Offered Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating thereto.

     The Offered Securities may be sold directly by CMS Energy and/or the Trusts to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto.

     The CMS Energy Common Stock may be offered other than through the facilities of a national securities exchange and other than to or through a market maker other than on an exchange.

     Agents, dealers and underwriters may be entitled under agreements with CMS Energy and/or the Trusts to indemnification by CMS Energy and/or the Trusts against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for CMS Energy and/or the Trusts in the ordinary course of business.

     The Offered Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for CMS Energy and/or the Trusts. Any remarketing firm will be identified and the terms of its agreement, if any, with its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the Offered Securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with CMS Energy and/or the Trusts to indemnification or contribution by CMS Energy and/or the Trusts against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions or perform services for CMS Energy and its subsidiaries in the ordinary course of business.

     The Offered Securities may or may not be listed on a national securities exchange. Reference is made to the prospectus supplement with regard to such matter. No assurance can be given that there will be a market for any of the Offered Securities.

     We may engage J.P. Morgan Securities Inc. ("JPMS") or Brinson Patrick Securities Corporation ("Brinson") (JPMS and Brinson collectively, the "Agents") to act as agent or principal for offerings from time to time of shares of CMS Energy Common Stock in one or more placements pursuant to the terms of a distribution agreement between us and either JPMS or Brinson. The terms of sales to or through the Agents pursuant to a distribution agreement will be set out in more detail in a prospectus supplement to this prospectus. When acting as agent, the Agents will use commercially reasonable efforts to sell the shares pursuant to the terms agreed to with us, including the number of shares to be offered in the placement and any minimum price below which sales may not be made. The Agents, in their capacity as agent or principal, could arrange for or make sales in privately negotiated transactions, at the market in the existing trading market for CMS Energy Common Stock, including sales made to or through a market maker or through an electronic communications network, or in any other manner that may be deemed to be an "at-the-market offering" as defined in Rule 415 promulgated under the Securities Act and/or any other method permitted by law.

     CMS Energy Common Stock sold through the Agents in any at-the-market offerings will be sold at prices related to the prevailing market price for such securities, and therefore exact figures regarding proceeds which will be raised or commissions to be paid are impossible to determine. We will report at least quarterly the number of shares of CMS Energy Common Stock sold to or through the Agents in at-the-market offerings, the net proceeds to us and the compensation paid by us to the Agents in connection with such sales of CMS Energy Common Stock. Pursuant to the terms of a distribution agreement with the Agents or any other distribution agreement we may enter into, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of CMS Energy Common Stock or other securities. The total number of shares that we may sell in at-the-market offerings will be disclosed in a prospectus supplement to this prospectus.

     In connection with the offering of the securities, certain underwriters and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

     If indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. In all cases, these purchasers must be approved by us. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions, except that the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject and if securities also are being sold to underwriters, we must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

     Under the securities laws of some states, the securities registered by the registration statement that includes this prospectus may be sold in those states only through registered or licensed brokers or dealers. Any person participating in the distribution of the securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, and the applicable rules and regulations of the SEC, including, among others, Regulation M noted above, which may limit the timing of purchases and sales of any of the securities by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the securities. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

     We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

     We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

                                 LEGAL OPINIONS

     Opinions as to the legality of certain of the Offered Securities will be rendered for CMS Energy by Robert C. Shrosbree, Esq., Assistant General Counsel for CMS Energy. Certain matters of Delaware law relating to the validity of the Trust Preferred Securities will be passed upon on behalf of the Trusts by Skadden, Arps, Slate, Meagher & Flom LLP, special Delaware counsel to the Trusts. Certain United States Federal income taxation matters may be passed upon for CMS Energy and the Trust by either Theodore Vogel, tax counsel for CMS Energy, or by special tax counsel to CMS Energy and of the Trust, who will be named in the prospectus supplement. Certain legal matters with respect to Offered Securities will be passed upon by counsel for any underwriters, dealers or agents, each of whom will be named in the related prospectus supplement.

                                    EXPERTS

     The consolidated financial statements and schedule of CMS Energy appearing in its Annual Report (Form 10-K/A) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference which are based in part on the reports of Price Waterhouse, independent accountants, for Jorf Lasfar and the reports of PricewaterhouseCoopers LLP, independent registered public accounting firm, for 2003 and 2002 and Arthur Andersen LLP, (who have ceased operations) for 2001 for the MCV Partnership. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

     The financial statements of Emirates CMS Power Company PJSC appearing in CMS's Annual Report (Form 10-K/A) for the year ended December 31, 2003, have been audited by Ernst & Young, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of Jorf Lasfar as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 incorporated by reference in this prospectus and registration statement have been so included in reliance on the report of Price Waterhouse, independent accountants for Jorf Lasfar, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of the MCV Partnership as of and for the years ended December 31, 2003 and 2002 incorporated by reference in this prospectus and registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

     The audited consolidated financial statements of the MCV Partnership for the year ended December 31, 2001, incorporated by reference in this prospectus and registration statement, have been audited by Arthur Andersen LLP, independent accountants. Arthur Andersen LLP has not consented to the inclusion of their report on the financial statements of the MCV Partnership for the year ended December 31, 2001 in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

                               20,000,000 Shares

                             CMS ENERGY CORPORATION
                                  COMMON STOCK

                                   (CMS LOGO)

                            ------------------------

                             PROSPECTUS SUPPLEMENT

                                 MARCH 30, 2005

                           -------------------------

                          JOINT BOOK-RUNNING MANAGERS

                                   CITIGROUP
                                    JPMORGAN
                            DEUTSCHE BANK SECURITIES
                              WACHOVIA SECURITIES

                                  CO-MANAGERS

                              GOLDMAN, SACHS & CO.
                            KEYBANC CAPITAL MARKETS
                             WELLS FARGO SECURITIES